EXHIBIT 99.3

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         The following discussion of our results of operations, consolidated financial condition and capital resources and liquidity should be read in conjunction with our Selected Consolidated Financial Information, Consolidated Financial Statements and the related notes, all included elsewhere herein.

OVERVIEW OF RISKS AND RELATED CRITICAL ACCOUNTING POLICIES

         For the past several years, we have been undergoing a fundamental transition in the nature of our business. In late 1999 and early 2000, we began the execution of our strategic plan to shift our business activities away from capital-intensive businesses involving the purchase or origination of loans, real estate and related assets toward less capital-intensive businesses that generate fee-based revenues. As a result, we generally ceased to originate or invest in assets in certain of our business segments ("non-core businesses") unless contractually committed to do so. However, we continued to actively manage and resolve the remaining assets in these segments. Our primary goal is to become the leading provider of third party outsourcing solutions to the mortgage and real estate industries. Key elements of our strategy are summarized as follows:

     . continuing to grow our residential servicing business, including through the opportunistic acquisition of servicing and subservicing rights;

     . continuing our globalization efforts through both the expansion of our international facilities and the expansion of the potential client base for our products and services;

     . expanding our other core businesses, such as unsecured debt collection, business process outsourcing and the sale or licensing of our proprietary technology;

     . diversifying our funding sources by eliminating our reliance on deposits and utilizing alternative funding sources, such as securitizing our rights to receive reimbursement for servicing advances;

     . terminating the status of Ocwen Federal Bank ("the Bank"), a wholly owned subsidiary, as a federal savings bank, which would eliminate the restrictions imposed on the amount of mortgage servicing rights that we may obtain and therefore provide us more flexibility to grow our residential servicing business; and

     . continuing to actively manage and resolve our remaining non-core assets and aggressively pursuing ways to reduce our exposure to these assets, including through opportunistic sales.

         As of December 31, 2004, our core and non-core businesses were as follows:

         Core Businesses                       Non-Core Businesses
         --------------------------------      -------------------
         Residential Servicing                 Commercial Assets
         Residential Origination Services      Affordable Housing
         Commercial Servicing
         Business Process Outsourcing
         Ocwen Recovery Group

         Additionally, we account for certain items of revenue and expense that are not directly related to a business unit in our Corporate Items and Other segment. Included in our Corporate Items and Other segment is interest income on short-term investments of cash and the related costs of financing these investments, results of business activities that are not significant, gains and losses on the early retirement of debt and certain other corporate income and expense items.

         Risks Relating to Our Business. The following is a discussion of the principal risk factors that relate to our businesses and that may affect future results.

Our success is highly dependent upon our ability to acquire and accurately price mortgage servicing rights, as well as general economic conditions in the geographic areas in which we service loans.

         The primary risk associated with mortgage servicing rights is that they will lose a portion of their value as a result of higher than anticipated prepayments occasioned by declining interest rates or because of higher than anticipated delinquency rates occasioned by deteriorating credit conditions. Interest rates, prepayment speeds and the payment performance of the underlying loans significantly affect both our initial and ongoing valuations and the rate of amortization of mortgage servicing rights. In general, the value of mortgage servicing assets is affected by increased mortgage refinance activity that is influenced by changes in borrowers' credit ratings, shifts in value in the housing market and interest rates. While such assets tend to decrease in value as interest rates decrease, they tend to increase in value as interest rates

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

Increases in prepayment speeds result in increases in the amortization expense of our mortgage servicing rights. As of December 31, 2004, we held $131,409 of mortgage servicing rights.

         We acquire servicing rights principally from mortgage origination companies and investment banks. Servicing rights are typically acquired based upon a competitive bidding process. A number of our competitors have access to greater capital resources, which may provide them with a competitive advantage if they seek to increase their market share. Although the market for the acquisition of servicing rights to subprime mortgage loans has grown in recent years, we may be unable to acquire the desired amount and type of servicing rights in future periods. In addition, the volume of servicing rights acquired by us may vary over time resulting in significant inter-period variations in our results of operations.

         In determining the purchase price for servicing rights, management makes assumptions regarding the following, among other things:

     .   the rates of prepayment and repayment within the pools;
     .   projected rates of delinquencies and defaults;
     .   our cost to service the loans;
     .   amounts of future servicing advances;
     .   ancillary fee income;
     .   our ability to service and resolve loans successfully; and
     .   future interest rates.

         If these assumptions are inaccurate or the bases for the assumptions change, the price we pay for servicing rights may be too high. This could result in reduced revenue or a loss to us. Therefore, our success is highly dependent upon accuracy in our pricing of servicing rights, as well as general economic conditions in the geographic areas in which we service loans.

We rely on data from a third party vendor in the pricing of mortgage servicing rights in our residential servicing business.

         Our residential servicing business uses data that we purchase from a third party that runs a model on which we base our bids for mortgage servicing rights. This model projects, among other things, prepayment speeds and delinquencies. Problems with this relationship or a disruption in this service could disrupt our operations or adversely affect our financial results.

Our strategy to grow our business is subject to uncertainty.

         Our corporate strategy focuses on growing our servicing of assets owned by others, growing our activities to provide business process outsourcing to others and the development of loan origination and servicing technology for the mortgage and real estate industries. Many factors could adversely affect our ability to realize this strategy, including general economic factors, the general interest rate environment, our ability to maintain the servicing ratings assigned to us by rating agencies, government regulation, competition, our ability to obtain mortgage servicing rights, the effectiveness of our marketing initiatives, our ability to recruit or replace experienced management and operations personnel, the success of our international operations and the availability of funding. In addition, there can be no assurance that we will be able to accomplish our strategic objectives as a result of changes in the nature of our operations over time or that such changes will not have a material adverse effect from time to time or generally on our business, financial condition or results of operations.

A downgrade in our servicer ratings could have an adverse effect on our business, financial condition or results of operations.

         We are rated as a mortgage servicer by Standard & Poor's Ratings Services ("Standard & Poor's), Moody's Investors Service, Inc. ("Moody's") and Fitch Ratings ("Fitch"). Our favorable servicer ratings from these entities are important to the conduct of our loan servicing business. Standard & Poor's has placed our servicing ratings on negative watch. We can provide no assurance that this rating, or the ratings assigned by Moody's and Fitch, will not be downgraded in the future. Any such downgrade could have an adverse effect on our business, financial condition or results of operations.

Our earnings may be inconsistent.

         As discussed in the overview above, since late 1999 and early 2000, we have implemented our strategy to shift our business activities away from capital-intensive businesses involving the purchase or origination of loans, real estate and related assets towards less capital-intensive businesses that generate fee-based revenues. The resulting exit from certain businesses and entry into others resulted in variations in our results of operations and earnings. Our past financial performance may not be considered a reliable indicator of future performance, and historical trends may not be reliable indicators of anticipated results or trends in future periods.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         In addition to inconsistency in results caused by our entry into or exit from businesses in recent years, the consistency of our operating results has been and may continue to be significantly affected by inter-period variations in our current operations, including:

     . the amount of servicing rights acquired, and the changes in realizable value of those assets due to, among other factors, increases or decreases in prepayment speeds;
     . gains or losses realized from the disposition of our remaining non-core assets; and
     .   changes in the earnings or losses of our other core business segments.

         In addition, our operating results have been significantly affected by certain non-recurring items. Items reported by us in prior periods may not be repeated in future periods.

We incur significant costs related to governmental regulation.

         Our business is subject to extensive regulation and supervision by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on a substantial portion of our operations. Our banking and servicing activities are subject to numerous federal agencies, laws and regulations, including the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation ("FDIC"), the Board of Governors of the Federal Reserve System, the Federal Home Loan Bank of New York, the Home Owners' Loan Act, the Federal Deposit Insurance Act, the Community Reinvestment Act and provisions of the Gramm-Leach-Bliley Act and USA PATRIOT Act. The Bank is currently a federally chartered savings bank. As such, it is subject to regulation, examination and supervision by the OTS and FDIC. We also are required to comply with a variety of federal, state and local consumer protection laws, including the Fair Debt Collections Practice Act, Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and are subject to the rules and regulations of state regulatory authorities with respect to our operations. These requirements can and do change as statutes and regulations are enacted, promulgated or amended.

         These statutes and regulations, among other things, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers, prohibit discrimination and, in some cases, fix maximum interest rates, finance charges, fees and mortgage loan amounts. We incur significant costs on an on-going basis to comply with governmental regulations, which adversely affects our net income. If our regulators impose new or more restrictive requirements, we may incur additional significant costs to comply with such requirements, which could adversely affect our net income.

         If, as described under "Banking Operations", we were to no longer control a federal savings bank, we would no longer be subject to federal banking regulations but would remain subject to certain federal, state and local consumer protection provisions. We also would become subject to regulation in a number of states as a mortgage service provider and/or as a debt collector. We have not previously operated our mortgage servicing business under such regulatory regimes and there can be no assurance that this transition would not result in additional costs or uncertainties that would have a material adverse effect on the profitability of our mortgage servicing business.

Governmental and legal proceedings and related costs could adversely affect our financial results.

         We face the risk of governmental proceedings and litigation, including class action lawsuits, challenging our residential servicing and other business practices. On April 19, 2004, the Bank entered into a Supervisory Agreement with the OTS. See "Banking Operations" and Note 22 to the Consolidated Financial Statements. While we do not expect that compliance with the agreement will have a material adverse impact on our financial condition, results of operations or cash flows, the OTS or other regulatory agencies may take additional actions to require the Bank to implement measures relating to our servicing practices, including with respect to the matters that are the subject of the Supervisory Agreement, other matters on which we communicate with the OTS from time to time or otherwise. In addition, if the OTS were to determine that we failed to comply with the Supervisory Agreement or otherwise were to find deficiencies in our mortgage servicing practices, the OTS could initiate an enforcement proceeding against the Bank, which could result in civil money penalties or the imposition of further requirements on the Bank's business practices. Accordingly, there can be no assurance that any such eventualities, were they to occur, would not have a material adverse effect on our financial condition, results of operations or cash flows.

         In addition, we and certain of our affiliates, including the Bank, have been named as defendants in a number of purported class action lawsuits challenging the Bank's residential loan servicing practices. At least one of our competitors has paid significant sums to settle lawsuits brought against it that raised claims similar to those raised in the lawsuits brought against us and our affiliates. Although we believe that we have meritorious legal and factual defenses to the lawsuits, we can provide no assurance that we will ultimately prevail. Litigation and other proceedings may result in the adoption of business practices different from those of our competitors, as well as settlement costs, damages, penalties or other charges, which would adversely affect our financial results.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Finally, we cannot be certain that litigation relating to businesses other than residential servicing will not have an adverse effect on our financial results. For additional information regarding litigation, see Note 27 to the Consolidated Financial Statements.
We may be unable to obtain the necessary additional capital to finance the growth of our business.

         Our financing strategy includes the use of leverage. Accordingly, our ability to remain in business and finance our operations rests in part on our ability to borrow money. Our ability to borrow money depends on a variety of factors, including:

     . our ability to meet our current debt service obligations on our existing debt;
     . our corporate credit rating as evaluated from time to time by rating agencies and the occasion of any changes to their published ratings;
     . our financial performance and the perception that existing and potential lenders have of our financial strength;
     .   our ability to compete with other banks for deposits;
     . limitations imposed on us by regulatory agencies and/or existing lending agreements that limit our ability to raise additional debt; and
     . general economic conditions and the impact they have on the availability of credit.

         An event of default, a negative ratings action by a rating agency, the perception of financial weakness resulting from continuing operating losses, an increase in the cost of competing for deposits, an action by a regulatory authority or a restriction imposed on us as a function of a debt covenant that serves to limit our ability to borrow money, or a general deterioration in the economy that constricts the availability of credit may increase our cost of funds and make it difficult for us to renew existing credit facilities and obtain new lines of credit.

         If, as described under "Banking Operations", we were to cease to control a federal savings bank, we would no longer be able to rely on deposits obtained through the Bank as a source of funding. Although we believe that we would be able to replace these deposits with other financing arrangements, we can provide no assurance that such alternative funding sources would be adequate to meet our needs or would not increase our cost of funds.

Our international operations are subject to political and economic uncertainties and other risks beyond our control.

         We conduct business in the United States, and we have established two software development and servicing operations centers in India. Through Global Servicing Solutions, LLC ("GSS"), a joint venture formed with Merrill Lynch to service assets in other countries, we now have two fully operational offices located in Tokyo, Japan and Taipei, Taiwan. In 2004, we established servicing operations in Toronto, Canada and Mainz, Germany. We have established consulting operations in the United Kingdom and China. In addition, we recently acquired a bank in Germany. Our foreign operations are subject to risks beyond those associated with our United States operations, including:

     .   unexpected changes in local regulatory requirements;
     .   unfavorable changes in trade protection laws;
     .   difficulties in managing and staffing international operations;
     .   potentially adverse tax consequences;
     .   adaptability problems;
     .   increased accounting and control expenses;
     .   the burden of complying with foreign laws;
     .   adverse social, political, labor or economic conditions;
     .   changes in foreign currency exchange rates; and
     .   our limited international experience.

         Although we evaluate hedging strategies to limit the effects of currency exchange rate fluctuations on our results of operations, there can be no assurance that our strategies will achieve their intended purpose. Further, we may be unable to effectively manage the risks listed above in order to realize the benefits of international operations.

We face strong competition in our primary business segment.

         We face strong competition from a variety of competitors in our residential servicing business. These competitors include several smaller companies focused on servicing as well as a number of large financial institutions. These financial institutions generally have significantly greater resources and access to capital than we do, resulting in a lower cost of funds and a greater ability to purchase mortgage servicing rights. Because a part of our strategy depends on our ability to obtain mortgage servicing rights, we can provide no assurance that such competition will not have an adverse impact on our ability to implement our strategy.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         In general, our competition has intensified in recent years as the low-interest rate environment has created favorable conditions for other companies and banks to enter the residential subprime loan business or expand their existing activities within the industry. While some of these entities only originate and do not currently service loans, there is no assurance that they will not develop internal servicing capability or outsource the servicing function to one of our competitors. Recently, some originators from whom we have purchased servicing rights in the past have developed their own servicing capabilities.

We may be unable to satisfy consumer demand for new technologies.

         Part of our business strategy is to expand our sales of proprietary technology products, including REALServicing, REALTrans and REALSynergy. Rapid change and uncertainty due to new and emerging technologies characterize the software industry. Our ability to grow our technology revenue is dependent upon our ability to develop and introduce new products and enhance existing products to satisfy customer demand for new technologies. Because the pace of change continues to accelerate and new opportunities for competitors arise, our business planning is subject to substantial uncertainty. If we do not successfully identify new product opportunities and develop and bring new products to market in a timely and efficient manner, our business will suffer. New platforms and products may gain popularity with customers, vendors and loan originators, reducing or eliminating the potential for future revenue.

         There is fierce competition in the software industry; however, our products compete in a limited market. While we believe REALServicing, REALTrans and REALSynergy each present greater functionality and a better value than competing products in the market, our products may not realize any competitive advantage. Competitors may arrive at a technology that creates a new market altogether and renders our product offerings obsolete. We may not be successful in introducing the products to the market on a commercial basis or in translating the products' business, marketing and pricing models into revenue sufficient to produce net income.

         The software industry is inherently complex. New products and product enhancements can require long development and testing periods. While we believe our products are attractive to the mortgage and real estate industries, the computer software industry is subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. We may experience future difficulties that could delay or prevent the successful development, introduction or marketing of our products. Further, our products and product enhancements may not meet the requirements of the marketplace and achieve market acceptance. If we are unable to develop and introduce products of acceptable quality in a timely manner in response to changing market conditions or customer requirements, our business could be adversely affected.

We may not be able to adequately protect our proprietary rights or information.

         Our success is in part dependent upon our proprietary information and technology. We rely on a combination of copyright, trade secret and contract protection to establish and protect our proprietary rights in our products and technology. In general, we enter into intellectual property agreements with all employees (including our management and technical staff) and consultants as well as limit access to and distribution of our proprietary information. We cannot be sure that we have taken adequate steps to deter misappropriation of our proprietary rights or information. Independent third parties may develop products and technology substantially similar to ours. Although we believe that our products and technology do not infringe any proprietary rights of others, we could be subject to claims of infringement in the future.

The loss of the services of our senior managers could have an adverse effect on us.

         The experience of our senior managers is a valuable asset to us. Our chairman and chief executive officer, William C. Erbey, has been with us since our founding in 1987 and our president, Ronald M. Faris, joined us in 1991. Other senior managers of ours have been with us for 10 years or more. We do not have employment agreements with, or maintain key man life insurance relating to, Mr. Erbey, Mr. Faris or any of our other executive officers. The loss of the services of our senior managers could have an adverse effect on us.

Other industry risks could affect our financial performance.

         We face many industry risks that could negatively affect our financial performance. For example, we face the risk that increased criticism from consumer advocates or the media could hurt consumer acceptance of our services and could lead to the adoption of different business practices. In addition, the financial services industry as a whole is characterized by rapidly changing technologies, and system disruptions and failures may interrupt or delay our ability to provide services to our customers. The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in certain of our services. Security breaches, acts of vandalism, and developments in computer capabilities could result in a compromise or breach of the technology that we use to protect our customers' personal information and transaction data. Consumers generally are concerned with security breaches and privacy on the Internet, and Congress or individual states could enact new laws regulating the electronic commerce market that could adversely affect us. In addition, we rely on our

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

foreign employees for a number of our business processes in our call and data centers overseas. The issue of outsourcing to lower-cost foreign workers and the impact on the U.S. labor market has recently attracted significant negative media and Congressional attention, and Congress or individual states could enact new laws regulating outsourcing that could adversely affect us.

We may be required to repurchase loans or indemnify investors if we breach representations and warranties that we made in connection with the sale of those loans.

         Historically, we purchased and originated loans that were subsequently pooled and securitized or sold outright. While we no longer purchase, originate or securitize a significant volume of loans, on substantially all loans sold we made representations or warranties at the time the loans were sold. We may be required to repurchase loans at a price equal to the then outstanding principal balance of the loan and any accrued and unpaid interest thereon, if there were a breach of those representations or warranties. Additionally, we may be required to advance funds to the securitization trusts or to indemnify the trustee or the underwriters of a securitization under specific circumstances.

         The representations made in connection with our loan sale agreements typically include, among others, representations regarding the nature and condition of the related properties, including environmental issues, the absence of liens, the lack of undocumented mortgage modifications, and validity and enforceability of the mortgages, and the existence of appropriate insurance coverage. We recorded approximately $500 and $1,300 of expenses in 2004 and 2003, respectively, in fulfillment of these guarantees, and our exposure to future obligations in this regard is not estimated to be significant.

We are subject to investment risks.

         A component of our previous business strategy in the Residential Discount Loan and Subprime Finance business lines was the acquisition, origination and securitization of residential mortgage loans. We had historically retained subordinate and residual interests in connection with the securitization of our loans and had acquired other residual interests in connection with our acquisition of OAC. The performance of these securities in prior years was negatively impacted by higher than expected prepayment speeds and credit losses experienced on the mortgage loans collateralizing the securities. We have reduced our exposure to loss on these investments by selling most of the portfolio. However, we remain subject to the risk of loss on our remaining securities primarily to the extent that future credit losses exceed expected credit losses. The fair value of our remaining investment in subordinate and residual securities at December 31, 2004 was $39,527, of which $35,276 represents unrated single family subprime residuals.

Our directors and executive officers collectively own a large percentage of our common shares and could influence or control matters requiring shareholder approval.

         As of December 31, 2004, our directors and executive officers and their affiliates collectively owned or controlled approximately 44% of our outstanding common shares. This includes approximately 30% owned or controlled by our chairman and chief executive officer, William C. Erbey, and approximately 13% owned or controlled by our director and former chairman, Barry N. Wish. As a result, these shareholders could influence or control virtually all matters requiring shareholder approval, including amendment of our articles of incorporation, the approval of mergers or similar transactions and the election of all directors.

         Critical Accounting Policies. Our strategies to exit non-core businesses and grow core businesses are affected by risks in the marketplace. Further, our ability to measure and report our operating results and financial position is heavily influenced by the need to estimate the impact or outcome of these risks or other future events. Our critical accounting policies are those that relate to the estimation and measurement of these risks; an understanding of these policies is fundamental to understanding Management's Discussion and Analysis of Results of Operations and Financial Condition. Our significant accounting policies are discussed in detail in Note 1 of our Consolidated Financial Statements (which are incorporated herein by reference). The following is a summary of our more subjective and complex accounting policies, as they relate to our overall business strategy.

         Our most significant business in recent years has been our Residential Servicing business, which has achieved increased transaction volumes during the past three years. Inherent in our growth of this business has been an increase in purchased mortgage servicing rights, an intangible asset representing the present value of the right to service loans in a portfolio. Therefore, the most critical accounting policy for this business line is the methodology we use to determine the value of mortgage servicing rights. Application of this methodology requires the development of a number of estimates, including anticipated amortization and periodic revaluation. We estimate the fair value of our mortgage servicing rights based on the results of our internal valuation and an external valuation obtained from an independent third party valuation specialist. Our internal valuation is performed using an industry standard model, which calculates the present value of estimated future cash flows utilizing market based assumptions. The more significant assumptions used in our internal valuation include:

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

     .   Prepayment speeds
     .   Compensating interest expense
     .   Delinquency experience
     .   Discount rate
     .   Interest rate used for computing the cost of servicing advances
     .   Interest rate used for computing float income
     .   Cost of servicing

         Prepayment speeds and delinquency experience are derived from an industry standard model, for each strata in our mortgage servicing rights. Our strata are based upon loan type, which represents the predominant risk characteristics of the underlying loans, including:

     .   Subprime
     .   ALT A
     .   High-loan-to-value
     .   Re-performing
     .   Special servicing
     .   Non-residential mortgage
     .   Other

         The graphs presented below provides the overall prepayment speed and delinquency assumptions by strata as of December 31, 2004:

                             [GRAPHIC CHART OMITTED]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

                             [GRAPHIC CHART OMITTED]

         The discount rate, interest rate for the cost of financing advances, interest rate for float income and the cost of servicing are based on the market assumptions provided by our third party valuation specialist. As of December 31, 2004, these assumptions were as follows:

     .   Discount rate of 18%
     . Interest rate of six-month LIBOR plus 300 basis points for the cost of financing advances
     .   Interest rate of six-month LIBOR for float income
     . Assumptions regarding the cost of servicing vary by strata, and range from a low of $50 per year for a performing Alt A loan to a high of $1,250 per year for a loan that is in foreclosure.

         Changes in these assumptions are generally expected to impact our results of operations as summarized below:

     . Increases in prepayment speeds generally reduce the value of our mortgage servicing rights as the underlying loans prepay faster, causing higher mortgage servicing rights amortization, higher compensating interest payments and lower overall servicing fees, partially offset by lower overall cost of servicing and increased float balances and income.
     . Increases in delinquencies generally reduce the value of our mortgage servicing rights as the cost of servicing increases during the delinquency period and the amount of servicing advances and related interest expense increases.
     . Increases in the discount rate reduce the value of our mortgage servicing rights due to the lower overall net present value of the combined cash flows.
     . Increases in interest rate assumptions for the cost of servicing advances will increase interest expense, while rate increases will also increase the amount of float earnings we recognize as fee income.
     . Increases in interest rate assumptions also generally increase the value of our mortgage servicing rights as the underlying loans projected prepayment rate slows, while decreases in interest rate assumptions generally reduce the value of our mortgage servicing rights as the underlying loans projected prepayment rate increases.

         We perform an interest rate sensitivity analysis of our mortgage servicing rights portfolio every quarter. We currently estimate that the fair value of the portfolio increases by approximately 7% for every 50 basis point
(bps) increase in interest rates and reduces by approximately 9% for every 50 bps decline in interest rates.

         An impairment analysis is performed after grouping our loans into the seven strata based on loan type, which represent the predominant risk characteristics of the underlying loans. The risk factors used to assign loans to strata include the credit score (FICO) of the borrower, the loan to value ratio, the type of asset (mortgage or non-mortgage) and the default risk.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         We amortize mortgage servicing rights over the period of estimated net servicing income based on our projections of the amount and timing of future cash flows. The amount and timing of servicing asset amortization is adjusted periodically based on actual results and updated projections. During the past two years, the prepayment speeds in our servicing portfolio have increased, resulting in a substantial increase in the rate of amortization of servicing rights.

         Another accounting policy that requires the use of estimates and the application of judgment is the determination of our overall tax provision and the evaluation of the realizability of our gross deferred tax assets in the near term. As of December 31, 2004 we had gross deferred tax assets of $183,610, and a corresponding valuation allowance of $165,927 resulting in a net deferred tax asset of $17,683. Our valuation allowance was primarily established in 2001, when we recorded an $83,000 provision to increase the valuation allowance on our prior years' deferred tax assets. During 2003 and 2002, we provided an additional valuation allowance equal to the amount of any deferred tax assets recorded during the year. During 2004, we recorded a $35,518 partial reversal of the valuation allowance we had established on the deferred tax asset in prior years. The allowance was reduced as a result of refund claims we filed with the IRS that reduced our deferred tax asset as of December 31, 2004 and increased our income tax receivable balance by the same amount. The evaluation of the need to maintain our valuation allowance takes into consideration our recent earnings history, current tax position and estimates of taxable income in the near term. The tax character (ordinary versus capital) and the carry forward periods of certain tax attributes (e.g., capital losses and tax credits) must also be considered. Significant judgment is required in considering the relative impact of negative and positive evidence related to realizability of the deferred tax assets. The determination of the amount of the aggregate valuation allowance is based on scenario analyses of the projected results of operations by line of business resulting in a range of potential valuation allowances, within which a final amount is determined. Reversal of all or a portion of the valuation allowance may be required in the future based on the results or our operations.

BANKING OPERATIONS

         The Bank operates one bank branch in Fort Lee, New Jersey. This location, which provides most of our retail banking services, is primarily focused on the issuance of retail certificates of deposit that currently serve as a source of financing for us. We do not conduct loan origination activities in the Fort Lee branch. We currently also operate several of our core businesses primarily in the Bank: Residential Servicing, portions of Residential Origination Services and portions of Ocwen Recovery Group. In addition, our non-core Affordable Housing business operates in the Bank, as does a portion of our non-core Commercial Assets business.

         We have an active ongoing dialogue with the OTS regarding our various businesses and business plans, and we continue to be subject to a number of restrictions with respect to our future operations. Arising out of our ongoing dialogue and communications with the OTS, which includes the Supervisory Agreement we entered into on April 19, 2004, we are no longer collecting forbearance and breach fees directly from borrowers whose loans we service. Forbearance fees represent a charge to compensate us for the costs we incur in developing forbearance plans, i.e. alternative payment schedules that enable borrowers to make affordable loan payments and retain their homes during periods of personal economic difficulty. Breach fees represent attorneys' fees we paid to a law firm to whom we had outsourced the process of sending obligatory default notices to borrowers who were delinquent in making their mortgage payments. We reassumed this process internally in September of 2003, thus eliminating these fees prospectively. See Note 22 to the Consolidated Financial Statements for additional information regarding the Supervisory Agreement.

         We have also committed to the OTS to limit our investment in mortgage servicing rights at no more then 60% of core capital (before any deduction thereto for mortgage servicing rights) at the Bank and 50% of stockholders' equity on a consolidated basis. As disclosed in Note 22 to the Consolidated Financial Statements, our investments in mortgage servicing rights are below these limits at December 31, 2004. These commitments effectively limit the size of our residential servicing business and, consistent with our strategy of growing that business, we have determined to begin the process of having the Bank terminate its status as a federal savings bank under OTS and FDIC supervision, which would, among other things, eliminate these restrictions on our growth. If this process, which we refer to as "debanking," is completed, we would dissolve the Bank and continue its non-depositary businesses, including its mortgage servicing business, under another subsidiary of our Company, which would be licensed where necessary at the state level. Should debanking be completed, we would no longer be a savings-and-loan holding company and would no longer be able to take deposits in the United States or benefit from federal preemption.

         Our ability to debank is subject to a number of contingencies, many of which are beyond our control, including approvals by the OTS with respect to the application for a voluntary dissolution (which we filed with the OTS on November 24, 2004) and sales of the Bank's deposits to third parties. There can be no assurance that we ultimately will be successful in debanking.

         In connection with our debanking process, on February 4, 2005, we entered into a Branch Purchase and Deposit Assumption Agreement (the "Branch Purchase Agreement") with Marathon National Bank of New York ("Marathon"). Pursuant to the Branch Purchase Agreement, Marathon agreed to assume the deposit liabilities of the accounts associated with the Bank branch facility in Fort Lee, New Jersey. In addition, Marathon will take over the lease and other contracts and acquire assets related to the branch. In connection with that closing,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

Ocwen will make a cash payment to Marathon, which payment is calculated based upon, among other things, the amount of those deposit account liabilities as of the closing. As of February 28, 2005, the amount of the deposit liabilities of the accounts subject to the Branch Purchase Agreement was approximately $193,000. The transaction is subject to regulatory and other customary approvals and conditions.

         On September 30, 2004, we acquired Bankhaus Oswald Kruber KG ("BOK") a German bank, for $9,737, including acquisition costs. Our primary objectives in acquiring BOK were to diversify our funding sources and to establish a platform to provide services to our multinational client base. The results of operations of BOK are included in our consolidated income statement beginning on October 1, 2004. The excess of the purchase price over the fair value of the net assets acquired (goodwill) related to this transaction is $3,694. We also recorded $1,741 of intangible assets, none of which are subject to amortization. As of December 31, 2004 BOK had assets of $23,043, of which $10,699 were interest earning deposits, and total liabilities of $10,919. BOK is not significant to our current banking operations.

WORKFORCE AND OPERATIONAL CAPACITY

         As of December 31, 2004, we had a total of 3,120 employees, of which 1,032 were in our United States facilities and 2,026 were in our India operations centers. We have developed our India operations centers over the past four years in order to benefit from the cost savings opportunities and quality workforce available in that country. We also had 62 employees in other countries at December 31, 2004.

         In the United States, our operations are concentrated in our headquarters in West Palm Beach, Florida, which had 357 employees as of December 31, 2004, and our operations center in Orlando, Florida, which had 645 staff members as of December 31, 2004. Our Orlando facility has the capacity to house 950 employees on a single shift. In addition, we had 30 employees at various other locations in the United States.

         In India, our operations are located in the cities of Bangalore and Mumbai. Of the 2,026 members of the staff in India as of December 31, 2004, 1,201 were in Bangalore and 825 were in Mumbai. Our India workforce can be summarized by business as follows:

     .   43% are engaged in activities for our Residential Servicing business,
     .   22% support Business Process Outsourcing,
     .   17% work in various other business units,
     .   14% provide technology support to the business groups, and
     . 4% represent various other support functions, including Human Resources and Corporate Services, Accounting and Risk Management.

RESULTS OF OPERATIONS

         General. We recorded net income of $57,724 for 2004, as compared to net income of $4,772 for 2003 and a net loss of $(68,775) for 2002. Our basic earnings per share was $0.88 for 2004, as compared to $0.07 for 2003, and a loss per share of $(1.02) for 2002. Net income for 2004 includes an income tax benefit of $(32,324) that largely resulted from a $35,518 partial reversal of the valuation allowance we had established on our deferred tax asset in prior years. Pre-tax income (loss) before minority interest and the effect of a change in accounting principle in 2002 was $25,238, $5,028 and $(82,057) for 2004, 2003
and 2002, respectively. As discussed in "Overview of Risks and Related Critical Accounting Policies", our operating results reflect our ongoing strategy to grow and expand our core businesses while at the same time actively managing and resolving remaining assets not associated with our core business segments.

         Our core businesses recorded combined pre-tax income of $35,877 for 2004, as compared to $32,181 for 2003 and $27,976 for 2002. The $3,696 increase in pre-tax income from core businesses in 2004 as compared to 2003 is primarily due to a $7,970 increase in pre-tax income from Residential Origination Services and a $5,842 improvement in Commercial Servicing results, offset by a $9,044 decline in pretax income from Residential Servicing. Residential Servicing results for 2004 reflect rising prepayment speeds, low interest rates and an increase in operating expenses, offset in part by an increase in revenue related to our REALServicing residential loan servicing system. Residential Origination Services results for 2003 included the $10,000 charge resulting from the Admiral Home Loan arbitration settlement. Commercial Servicing results improved primarily due to the growth of our international servicing business. Our non-core business segments recorded a pre-tax loss of $(8,264) in 2004, as compared to losses of $(14,287) and $(80,504) in 2003 and 2002, respectively. The $6,023 improvement in pre-tax earnings from our non-core segments in 2004 as compared to 2003 is primarily due to a $4,391 reduction in losses from the Commercial Assets segment. Commercial Assets results have continued to improve as a result of sales and resolutions of the real estate and loan assets. Impairment charges and loss provisions, which totaled $46,127 in 2002, and net interest expense have all declined significantly in the Commercial Assets segment since 2002. The 2002 pre-tax loss from non-core segments also included $21,915 of losses on Affordable Housing properties. Results of our Corporate Items and Other segment have also continued to improve with a pretax loss of $(2,375) in 2004 as compared to pre-tax losses of ($12,866) and ($29,529) in 2003 and 2002, respectively. This improvement is largely due to reduced interest

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

expense, resulting from reductions in corporate debt and brokered deposits and the recognition of $6,874 of interest income on federal income tax refund claims in 2004. We discuss segment results in detail in our review of segment results, which follows.

         Segment Results. In general, we have ceased conducting any new business activities related to our non-core businesses, although we are actively engaged in the sale or other resolution of the remaining non-core assets. These assets are comprised of loans, real estate and affordable housing properties. As of December 31, 2004, we held $28,165, of non-core assets, compared to $139,451 and $212,891 at December 31, 2003 and 2002, respectively. As discussed in detail below, the combined pre-tax results of our core business segments improved in 2004, as did our non-core segments and the Corporate Items segment.

         The following tables present the pre-tax income (loss) and total assets for each of our reportable segments at and for the dates indicated:

                                                  Pre-Tax Income (Loss)
                                            For the Years Ended December 31,
                                          ------------------------------------
                                             2004         2003         2002
                                          ----------   ----------   ----------
Core businesses:
    Residential Servicing .............   $   16,639   $   25,683   $   19,660
    Residential Origination Services ..       13,503        5,533       10,084
    Commercial Servicing ..............         (386)      (6,228)      (5,892)
    Business Process Outsourcing ......        2,205        1,893          118
    Ocwen Recovery Group ..............        3,916        5,300        4,006
                                          ----------   ----------   ----------
                                              35,877       32,181       27,976
                                          ----------   ----------   ----------
Non-core businesses:
    Residential Discount Loans ........           --           --          763
    Commercial Assets .................       (5,008)      (9,399)     (49,746)
    Affordable Housing ................       (3,256)      (4,888)     (31,521)
                                          ----------   ----------   ----------
                                              (8,264)     (14,287)     (80,504)
                                          ----------   ----------   ----------
Corporate Items and Other .............       (2,375)     (12,866)     (29,529)
                                          ----------   ----------   ----------
                                          $   25,238   $    5,028   $  (82,057)
                                          ==========   ==========   ==========

                                                             Total Assets
                                                             December 31,
                                                      ------------------------
                                                          2004        2003
                                                      -----------  -----------
Core businesses:
    Residential Servicing ..........................  $   687,238  $   673,433
    Residential Origination Services ...............       49,348       44,662
    Commercial Servicing ...........................       13,659        5,674
    Business Process Outsourcing ...................        2,502        1,010
    Ocwen Recovery Group ...........................          541          323
                                                      -----------  -----------
                                                          753,288      725,102
                                                      -----------  -----------
Non-core businesses:
    Commercial Assets ..............................       24,149      133,015
    Affordable Housing .............................       36,715       48,974
                                                      -----------  -----------
                                                           60,864      181,989
                                                      -----------  -----------
Corporate Items and Other ..........................      513,341      333,027
                                                      -----------  -----------
                                                      $ 1,327,493  $ 1,240,118
                                                      ===========  ===========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         The following table summarizes our remaining investment in non-core assets, which are included in the total asset amounts presented above:

                                                           Non-Core Assets
                                                            December 31
                                                       -----------------------
                                                          2004         2003
                                                       ----------   ----------
Non-core businesses:
    Commercial Assets ..............................   $   18,217   $  123,824
    Affordable Housing .............................        8,839       13,955
    Corporate Items and Other ......................        1,109        1,672
                                                       ----------   ----------
                                                       $   28,165   $  139,451
                                                       ==========   ==========

         The following is a discussion of the pre-tax income (loss) for each of our reportable business segments.

CORE BUSINESSES

         Residential Servicing. Through this business we earn fees for providing loan servicing, including asset management and resolution services, to third party owners of subprime and "high loan to value" residential mortgage loans. Subprime residential mortgages comprise the vast majority of loans we service. We acquire the rights to service loans by purchasing them outright or by entering into sub-servicing contracts. Results for the past three years reflect continued growth in the volume of mortgage loans serviced through 2003 and then a decline in 2004, as shown in the table below, reflecting continuing earnings pressure from low interest rates and high prepayments in our servicing portfolio. Not only do prepayments result in the loss of future servicing fees, they also result in increases to the rate at which we amortize the balance of our servicing rights. Prepayments also create an obligation for us to pay compensating interest to investors for the full month of interest on loans that are repaid before the end of a calendar month.

Selected information                                   2004           2003           2002
------------------------------------------------   ------------   ------------   ------------
Number of loans at December 31 .................        320,185        359,590        336,097
Unpaid principal balance at December 31 ........   $ 34,524,491   $ 37,697,318   $ 30,738,855
Average unpaid principal balance for the year ..   $ 35,295,755   $ 33,589,509   $ 26,533,826
Average number of employees:
    United States ..............................            682            626            837
    India ......................................            817            671            403

                                                        For the Years Ended December 31,
                                                   ------------------------------------------
                                                       2004           2003           2002
                                                   ------------   ------------   ------------
Pre-tax income .................................   $     16,639   $     25,683   $     19,660
Net interest expense ...........................   $     19,638   $     20,892   $     18,302
Non-interest revenue:
  Servicing and related fees, net:
    Fees .......................................   $    251,968   $    244,186   $    196,053
    Amortization of servicing rights ...........        (96,036)       (93,558)       (58,045)
    Compensating interest expense ..............        (33,115)       (32,315)       (19,758)
                                                   ------------   ------------   ------------
  Total servicing and related fees .............        122,817        118,313        118,250
  Vendor management fees .......................          8,165          7,500          2,663
  Other ........................................          6,167          1,000          3,386
                                                   ------------   ------------   ------------
Total non-interest revenue .....................   $    137,149   $    126,813   $    124,299
                                                   ============   ============   ============
Non-interest expense ...........................   $    100,872   $     80,238   $     86,336

     . The decline in the unpaid principal balance and number of loans we service for others during 2004 is the result of a continued high level of runoff due to prepayments, and a more cautious acquisition strategy we adopted given the uncertainty of prepayment speeds in the current environment. In addition we have commitments with the OTS to maintain our investment in mortgage servicing rights at or below certain levels. See "Changes in Financial Condition - Mortgage servicing Rights".
     . Servicing and related fees for 2004 and 2003 include $19,286 and $4,714, respectively, of real estate property management fees associated with the contract we entered into with the U.S. Department of Veteran's Affairs (the "VA") in September 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

     . We continue to experience low earnings on funds that we have received from borrowers that are held on deposit with an unaffiliated bank ("float balances") as a result of low short-term interest rates. Float income, reported as a component of fee income, amounted to $16,561, $10,821 and $7,757 during 2004, 2003 and 2002, respectively. The yield we earned on float balances averaged 1.38% during 2004 as compared to 1.01% and 1.56% during 2003 and 2002, respectively. See "Non-Interest Revenue - Servicing and Related Fees" for additional details of the principal components of servicing and related fees.
     . The rate of amortization on servicing rights increased in 2004 and 2003 in response to increased actual and projected prepayment volumes, resulting in higher amortization expense. The effect of the increased rate of amortization has been partially offset by the reduction in purchases of servicing rights. The balance of mortgage servicing rights declined $35,086 during 2004 as amortization exceeded purchases. See "Changes in Financial Condition - Mortgage Servicing Rights".
     . During 2004 and 2003, prepayments on our loans serviced for others increased significantly primarily due to lower interest rates. Accordingly, we were required to pay increased compensating interest to the securitization trusts for the full month of interest on loans that are repaid before the end of a calendar month.
     . Other non-interest revenue for 2004 as compared to 2003 increased primarily as a result of an increase in REALServicing fees, including $2,900 of one-time fees (primarily documentation fees) earned during the second quarter associated with a service contract for use of the REALServicing system.
     . The increase in non-interest expense in 2004 as compared to 2003 is primarily due to the following:

         1) A $9,569 increase in costs associated with the property management contract we entered into with the VA in September 2003.

         2) In September 2003, we terminated our agreement with an external law firm to manage certain aspects of our loan resolution function, which included, among other functions, the issuance of obligatory breach notices to delinquent borrowers, for which the law firm charged us a fee. In consideration of evolving Fannie Mae servicing guidelines, we decided to cease to assess these fees to borrowers, although it was legally permissible for us to do so under the mortgage documents. Upon termination of the agreement, we began performing these functions internally. This resulted in the need to hire additional staff to perform these functions, which has increased our compensation and benefit expenses as well as the related occupancy and technology costs. See "Banking Operations".

         3) During 2004, we recorded professional fees of $5,198 and bad debt expense of $1,000 to establish an allowance for multiple breach and forbearance fees, respectively, that we are no longer collecting directly from borrowers. As of December 31, 2004, advances on loans serviced for others are net of an allowance for estimated losses of $4,115 related to the remaining balance of these fees. See "Banking Operations" and "Changes in Financial Condition - Advances on Loans and Loans Serviced for Others".

     . Non-interest expense for 2002 included a goodwill write-off of $2,231 that resulted from our annual impairment test for that year. This write-off represented the remaining balance of goodwill associated with our REALServicing product.

         Residential Origination Services. This business provides various loan origination services, including residential property valuation services, mortgage due diligence, title services, loan refinancing for Residential Servicing customers and our internet-based vendor management system (REALTrans). This segment also includes the results of our subprime residual trading securities.

                                                        For the Years Ended December 31,
                                                   ------------------------------------------
Selected information                                   2004           2003           2002
------------------------------------------------   ------------   ------------   ------------
Pre-tax income (loss) ..........................   $     13,503   $      5,533   $     10,084
Interest income ................................         14,812         16,717         14,661
Interest expense ...............................            877          1,528          2,875
Non-interest revenue:
  Servicing and related fees ...................   $      2,414   $        637   $        132
  Vendor management fees .......................         38,823         22,343         15,519
  Gain (loss) on trading securities ............         (2,003)         2,932          7,287
  Other ........................................          1,208             23             68
                                                   ------------   ------------   ------------
Total non-interest revenue .....................   $     40,442   $     25,935   $     23,006
                                                   ============   ============   ============
Non-interest expense ...........................   $     40,874   $     35,591   $     24,709

     . The decline in interest income in 2004 as compared to 2003 is primarily due to a decline in cash flow distributions received on our U.K. unrated single family subprime residual securities. Interest income increased during 2003 as compared to 2002 primarily as a result of an increase in cash flow distributions received on these securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

     . Vendor management fees are primarily comprised of fees for residential property valuation services. Such fees amounted to $30,373, $18,804 and $14,080 during 2004, 2003 and 2002, respectively. The increase in these fees reflects a significant increase in the volume of property valuation services performed, primarily as a result of the contract we entered into in September 2003 to service foreclosed residential properties for the VA. Vendor management fees also include title services and other fees earned in this segment from vendors in our REALTrans network.
     . Gain (loss) on trading securities for 2002 included $4,840 of realized gains on sales. See "Gain (Loss) on Trading and Match Funded Securities, Net".
     . Non-interest expense includes $20,747, $10,647 and $9,463 of appraisal expenses for 2004, 2003, and 2002, respectively. The increase in appraisal expenses reflects a significant increase in the volume of property valuation services performed, as disclosed above. Non-interest expense for 2003 includes the $10,000 charge related to the conclusion of the Admiral Home Loan arbitration. See "Non-interest Expense - Professional Services and Regulatory Fees" for additional information regarding this arbitration.

         Commercial Servicing. This segment includes the results of both our domestic and international servicing of commercial assets, as well as our commercial loan servicing system product (REALSynergy). Prior to 2004, domestic commercial servicing was reported as a component of the Commercial Finance segment (re-named Commercial Assets), and the results of our international operations were reported as a separate segment. Results for the prior periods have been restated to conform to this presentation. International servicing is conducted through Global Servicing Solutions, LLC ("GSS"), our 70% owned joint servicing venture with Merrill Lynch. As of the end of 2003, our two offices in Tokyo, Japan and Taipei, Taiwan were fully operational. We also established servicing offices in Toronto, Canada and Mainz, Germany in 2004. We have established consulting operations in the United Kingdom and China. At December 31, 2004, this segment serviced a total of 9,794 loans with an aggregate unpaid principal balance of $13,484,723, the majority of which were serviced by our office in Japan.

                                                        For the Years Ended December 31,
                                                   ------------------------------------------
Selected information                                   2004           2003           2002
------------------------------------------------   ------------   ------------   ------------
Pre-tax income (loss) ..........................   $       (386)  $     (6,228)  $     (5,892)
Non-interest revenue:
  Servicing and related fees ...................   $     15,035   $      6,377   $      3,960
  Other ........................................          2,017          1,277          2,193
                                                   ------------   ------------   ------------
Total non-interest revenue .....................   $     17,052   $      7,654   $      6,153
                                                   ============   ============   ============
Non-interest expense ...........................   $     17,427   $     13,830   $     11,994

     . The results for 2004 as compared to 2003 primarily reflects growth in our international servicing of commercial assets through GSS. See "Non-Interest Revenue - Servicing and Related Fees."
     . Results for 2002 primarily reflect a one time consulting project for the government of Jamaica as well as other precedent ventures, now concluded.

         Business Process Outsourcing. This business segment began operations in December 2002. The results below primarily reflect the initiation of new outsourcing contracts in 2003 and the expansion of sales and marketing activities in 2004. Business Process Outsourcing provides outsourcing services to third parties including mortgage underwriting, data entry, call center services and mortgage research.

                                                        For the Years Ended December 31,
                                                   ------------------------------------------
Selected information                                   2004           2003           2002
------------------------------------------------   ------------   ------------   ------------
Pre-tax income .................................   $      2,205   $      1,893   $        118
Servicing and related fees .....................   $      9,493   $      4,496   $        206
Non-interest expense ...........................   $      7,264   $      2,597   $         88

         Ocwen Recovery Group. This core business conducts collection activities for third party owners of unsecured receivables and for a portfolio of unsecured credit card receivables that we acquired at a discount in 1999 and 2000. We accounted for our collections of our unsecured credit card receivables portfolio under the cost recovery method through the end of 2001, by which time we reduced the net book value of our unsecured receivables to zero as a result of collections and additional reserves. Beginning in 2002, income is recognized as cash is collected.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

                                                        For the Years Ended December 31,
                                                   ------------------------------------------
Selected information                                   2004           2003           2002
------------------------------------------------   ------------   ------------   ------------
Pre-tax income .................................   $      3,916   $      5,300   $      4,006
Non-interest revenue:
  Servicing and related fees (third-party
   collections) ................................   $     11,821   $      9,151   $      6,461
  Recoveries of unsecured credit card
   receivables owned ...........................          1,811          2,737          4,191
  Other ........................................            171            252             --
                                                   ------------   ------------   ------------
Total non-interest revenue .....................   $     13,803   $     12,140   $     10,652
                                                   ============   ============   ============
Non-interest expense ...........................   $      9,888   $      6,840   $      6,925

     . Recoveries of unsecured credit card receivables owned have declined in 2004 as these portfolios have declined in size and have not been replaced. We have not purchased any unsecured credit card receivables since 2000.
     . The increase in non-interest expense in 2004 reflects in large part an increase in staffing levels, primarily in India.

NON-CORE BUSINESSES

         Residential Discount Loans. Based on the relative insignificance of the non-core assets remaining in this segment, the remaining assets of this business and any related income or loss arising from their resolution have been included in the Corporate Items and Other segment beginning January 1, 2003. This segment consisted of operations to acquire at a discount and subsequently resolve sub-performing and non-performing residential mortgage loans. We have not acquired any residential discount loans since 2000.See "Changes in Financial Condition - Loans, Net."

         Commercial Assets. Results for this non-core segment reflect our continuing exit from the commercial loan and real estate businesses. We have not purchased any commercial assets since 2000. With the exception of loans made to facilitate the sale of our own assets, we have also not originated any commercial loans since 2000. Since then, this business has consisted of the management, repositioning, and resolution of the remaining non-core assets. At December 31, 2004, the $18,217 of non-core assets remaining in this business consisted of four real estate assets (a shopping center, a parcel of land and two partnership interests). We sold three real estate properties during 2004 and the remaining loans were either repaid or sold during the year. We regularly assess the value of our remaining assets and provide additional loss reserves or impairment charges as appropriate. In February 2005, we sold the subsidiary that held our investment in our shopping center located in Halifax, Nova Scotia. See "Changes in Financial Condition - Loans, Net and - Real Estate".

                                                        For the Years Ended December 31,
                                                   ------------------------------------------
Selected information                                   2004           2003           2002
------------------------------------------------   ------------   ------------   ------------
Pre-tax loss ...................................   $     (5,008)  $     (9,399)  $    (49,746)
Net interest expense ...........................            338          7,217          7,627
Provision for loan losses ......................         (1,651)        (3,095)        12,814
Non-interest revenue:
  Valuation gains (losses) on real estate ......         (5,075)        (7,184)       (33,313)
  Gain (loss) on sales of real estate ..........          1,110             97          1,055
  Operating income (loss) from real estate .....            682          4,969          9,107
  Other ........................................          1,286            926           (695)
Non-interest expense ...........................          4,324          4,085          5,458

     . The decline in net interest expense reflects the decline in loans and real estate.
     . The negative provision for loan losses in 2004 and 2003 resulted from the recovery of excess reserves on loan resolutions and sales during those years. See "Provision for Loan Losses".
     . The decline in valuation losses and operating income in 2004 and 2003 reflects the decline in the number of real estate assets remaining as a result of sales and the decline in loan foreclosures. See "Non-Interest Revenue - Operating Income (Loss) from Real Estate and - Valuation Gains (Losses) on Real Estate".
     . Non-interest expense for 2002 included a provision of $2,250 to provide for the settlement of a lawsuit. See "Non-interest Expense - Professional Services and Regulatory Fees" for additional information regarding the settlement of this litigation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Affordable Housing. Historically, we invested in affordable housing properties primarily through a series of limited partnerships. Except to complete those projects in which an investment had already been made, we ceased making investments in properties in 2000 as part of our shift in strategy to fee-based businesses and because the volume of tax credits being generated was exceeding our ability to utilize them effectively. Since that time, we have been marketing these properties for sale. Our investment in affordable housing properties at December 31, 2004 consisted of one limited partnership property with a carrying value of $5,641. This compares to four properties at December 31, 2003 with an aggregate carrying value of $7,410. In addition, this segment had $3,198 of loans outstanding at December 31, 2004 to the one remaining limited partnership property, which we do not consolidate in our financial statements. While we cannot project sales with certainty, we believe that it is possible that we will sell the remaining property before the end of 2005 and that new sources of financing will be established to repay the remaining loan balance. We regularly assess the carrying value of our remaining assets and provide additional loss reserves as appropriate. At December 31, 2004, our combined reserves associated with affordable housing properties and loans amounted to 50% of the remaining book value of such assets as compared to 55% at December 31, 2003 and 48% at December 31, 2002.

                                                        For the Years Ended December 31,
                                                   ------------------------------------------
Selected information                                   2004           2003           2002
------------------------------------------------   ------------   ------------   ------------
Pre-tax loss ...................................   $     (3,256)  $     (4,888)  $    (31,521)
Net interest expense ...........................          1,226          2,767          4,449
Provision for loan losses ......................           (112)           151          3,392
Loss (gain) on investments in affordable housing
 properties ....................................           (255)           285         21,915

     . Net interest expense has declined primarily because of a decline in the assets of this segment, most of which do not earn interest.
     . Loss on investments in affordable housing properties for 2002 included charges of $17,350 for estimated losses on the sale of the properties and a $3,944 charge to record a discount arising from the sale of properties. During 2002, we sold seven affordable housing properties for cash and a non-interest bearing note receivable. A discount was recorded on the long-term note receivable in the amount of $3,944 and is being accreted to income over the term of the note receivable, which extends through September 2014. The discount rate utilized was based on the 10-year Treasury rate at the date of the sale. See "Changes in Financial Condition - Receivables".

         Corporate Items and Other. Pre-tax results for this segment include business activities that are individually insignificant (including BOK), interest income on cash and cash equivalents, interest expense on corporate assets, gains and losses from debt repurchases and general corporate expenses. The table below presents the more significant amounts included in each of the periods indicated.

                                                        For the Years Ended December 31,
                                                   ------------------------------------------
Selected information                                   2004           2003           2002
------------------------------------------------   ------------   ------------   ------------
Pre-tax loss ...................................   $     (2,375)  $    (12,866)  $    (29,529)
Net interest income (expense) after provision
 for loan losses ...............................            733            890         (5,953)
Non-interest revenue ...........................          6,855             56         (4,967)
Non-interest expense ...........................          9,961         10,755         12,322

     . Net interest expense has declined primarily as a result of repurchases and maturities of high interest rate debt, and the ongoing reduction in brokered deposits. See "Changes in Financial Condition - Debt Securities" and "- Deposits".
     . Effective with our adoption of SFAS No. 150 effective July 1, 2003, distributions on our Capital Securities are reported in the consolidated statement of operations as interest expense beginning in the third quarter of 2003. For purposes of this analysis, net interest expense includes distributions on Capital Securities for all years.
     . Non-interest revenue for 2004 includes $6,874 of interest income on federal income tax refund claims. See "Changes in Financial Condition - Receivables" for additional information regarding these claims.
     . Non-interest revenue for 2003 and 2002 includes losses on repurchases of debt of $445 and $1,461, respectively.
     . Non-interest expense for 2004, 2003 and 2002 included $9,047, $1,932 and $1,743, respectively, of legal fees and settlements.

         See Note 26 to our Consolidated Financial Statements for additional information related to our operating segments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Non-Interest Revenue. The following table sets forth the principal components of our non-interest revenue during the years indicated:

                                                       2004           2003           2002
                                                   ------------   ------------   ------------
Servicing and related fees .....................   $    160,062   $    139,744   $    127,787
Vendor management fees .........................         46,986         29,842         18,299
Gain (loss) on trading and match funded
 securities, net ...............................           (537)         3,344          7,012
Valuation gains (losses) on real estate ........         (5,110)        (7,429)       (35,002)
Gain (loss) on sales of real estate ............          1,556            466          4,098
Operating income (loss) from real estate .......            605          5,127          7,864
Gain (loss) on debt repurchases ................             --           (445)        (1,461)
Other revenue ..................................         19,465          6,848          5,415
                                                   ------------   ------------   ------------
   Non-interest revenue ........................   $    223,027   $    177,497   $    134,012
                                                   ============   ============   ============

         Servicing and Related Fees. Our servicing and related fees are primarily comprised of fees we earned from investors for servicing residential mortgage loans on their behalf. The following table sets forth the principal components of our servicing and related fees for the years indicated:

                                                       2004           2003           2002
                                                   ------------   ------------   ------------
Residential Servicing:
Servicing and related fees:
    Loan servicing fees (1) ....................   $    166,594   $    166,425   $    139,178
    Late charges ...............................         40,149         35,461         28,075
    Interest on custodial accounts (2) .........         16,561         10,821          7,757
    Compensating interest expense (3) ..........        (33,115)       (32,315)       (19,758)
    Amortization of servicing rights (4) .......        (96,036)       (93,558)       (58,045)
    Other, net .................................          7,605          7,620          6,431
                                                   ------------   ------------   ------------
                                                        101,758         94,454        103,638
Other fees:
    Default servicing fees .....................          1,805          3,956          4,418
    Retail banking fees ........................          8,684          8,495          5,036
    Other ......................................         10,570         11,408          5,158
                                                   ------------   ------------   ------------
                                                        122,817        118,313        118,250
                                                   ------------   ------------   ------------
Other Segments (5):
Servicing and related fees:
    Loan servicing fees ........................         13,202         10,583          6,710
    Other, net .................................         17,982          9,437          2,370
                                                   ------------   ------------   ------------
                                                         31,184         20,020          9,080
Other fees .....................................          6,061          1,411            457
                                                   ------------   ------------   ------------
                                                         37,245         21,431          9,537
                                                   ------------   ------------   ------------
                                                   $    160,062   $    139,744   $    127,787
                                                   ============   ============   ============

(1) The increase in loan servicing fees during 2003 was largely due to the growth in residential loans we serviced for others. The average unpaid principal balance of loans we serviced in the Residential Servicing segment during 2004, 2003 and 2002 amounted to $35,295,755, $33,589,509 and $26,533,826, respectively. In spite of the increase in the average balance of loans serviced for others in 2004 as compared to 2003, loan servicing fees increased only slightly due in part to a greater concentration of sub-servicing business. Subservicing contracts provide for lower servicing fees, but do not require the purchase of servicing rights.

(2) Interest we earned on custodial accounts during the holding period between collection of borrower payments and remittance to investors. These custodial accounts are held by an unaffiliated bank and are excluded from our statement of financial condition. The average balances held in these custodial accounts were approximately $1,204,000, $993,000 and $494,000 during 2004, 2003 and 2002, respectively.

(3) Our loan servicing agreements include a requirement for us to pay to securitization trusts the difference between a full month of interest and the interest collected on loans that are repaid before the end of the month. The amount of interest we are required to pay depends on the number of borrowers that repay their loans and the timing of their repayment during the month. An estimate of this

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         amount is included in the quarterly valuation of our mortgage servicing rights. The increase in compensating interest expense reflects an increase in loan prepayments, primarily due to lower interest rates.

(4) Although purchases of servicing rights have declined in 2004 and 2003 as compared to 2002, amortization expense has increased as a result of higher actual and projected prepayment rates due to lower interest rates. See "Changes in Financial Condition - Mortgage Servicing Rights".

(5) Other Segments primarily includes Commercial Servicing, Ocwen Recovery Group and Business Process Outsourcing. See "Segment Results - Core Businesses" for additional information regarding servicing and related fees for these segments.

         The following table sets forth our loans serviced for others at the dates indicated:

                                            Loans (1)(2)(3)              Real Estate (4)                  Total
                                      --------------------------   --------------------------   --------------------------
                                         Amount          Count         Amount         Count         Amount         Count
                                      -------------   ----------   -------------   ----------   -------------   ----------
Residential Servicing
December 31, 2004:
   Performing .....................   $  29,227,341      253,617   $          --           --   $  29,227,341      253,617
   Non-performing .................       3,971,439       48,711       1,325,711       17,857       5,297,150       66,568
                                      -------------   ----------   -------------   ----------   -------------   ----------
                                      $  33,198,780      302,328   $   1,325,711       17,857   $  34,524,491      320,185
                                      =============   ==========   =============   ==========   =============   ==========
December 31, 2003:
   Performing .....................   $  32,413,000      292,670   $          --           --   $  32,413,000      292,670
   Non-performing .................       4,306,794       52,922         977,524       13,998       5,284,318       66,920
                                      -------------   ----------   -------------   ----------   -------------   ----------
                                      $  36,719,794      345,592   $     977,524       13,998   $  37,697,318      359,590
                                      =============   ==========   =============   ==========   =============   ==========
December 31, 2002:
   Performing .....................   $  26,600,529      280,089   $          --           --   $  26,600,529      280,089
   Non-performing .................       3,786,932       51,467         351,394        4,541       4,138,326       56,008
                                      -------------   ----------   -------------   ----------   -------------   ----------
                                      $  30,387,461      331,556   $     351,394        4,541   $  30,738,855      336,097
                                      =============   ==========   =============   ==========   =============   ==========
Commercial Servicing
December 31, 2004:
   Performing .....................   $     834,032          367   $          --           --   $     834,032          367
   Non-performing .................      12,530,324        9,393         120,366           34      12,650,691        9,427
                                      -------------   ----------   -------------   ----------   -------------   ----------
                                      $  13,364,356        9,760   $     120,366           34   $  13,484,723        9,794
                                      =============   ==========   =============   ==========   =============   ==========
December 31, 2003:
   Performing .....................   $     384,869          216   $          --           --   $     384,869          216
   Non-performing .................      11,982,257        7,400          83,665           38      12,065,922        7,438
                                      -------------   ----------   -------------   ----------   -------------   ----------
                                      $  12,367,126        7,616   $      83,665           38   $  12,450,791        7,654
                                      =============   ==========   =============   ==========   =============   ==========
December 31, 2002:
   Performing .....................   $     585,251          239   $          --           --   $     585,251          239
   Non-performing .................         750,872          111          22,782           28         773,654          139
                                      -------------   ----------   -------------   ----------   -------------   ----------
                                      $   1,336,123          350   $      22,782           28   $   1,358,905          378
                                      =============   ==========   =============   ==========   =============   ==========

(1) At December 31, 2004, we serviced 238,105 subprime loans with an unpaid principal balance of $28,374,493. This compares to 257,089 subprime loans with an unpaid principal balance of $30,563,123 at December 31, 2003. Subprime loans represent residential loans we service which were made by others to borrowers who generally did not qualify under guidelines of Fannie Mae and Freddie Mac ("nonconforming loans").

(2) Non-performing loans serviced for others have been delinquent for 90 days or more. Performing loans serviced for others are current or have been delinquent for less than 90 days.

(3) At December 31, 2004, we serviced under sub-servicing contracts 71,235 residential loans with an unpaid principal balance of $7,902,887.

(4) Includes $839,654 and $480,388 of foreclosed residential properties serviced for the VA at December 31, 2004 and 2003, respectively.

         Vendor Management Fees. Vendor management fees are primarily comprised of property valuation fees earned by our Residential Origination Services segment, fees earned from vendors in the REALTrans network and commissions on real estate sales. The increase in vendor management fees in 2004 as compared to 2003 primarily reflects an increase in the volume of valuation services performed by Residential Origination Services, primarily as a result of the VA contract. See "Segment Results - Residential Origination Services".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Gain (Loss) on Trading and Match Funded Securities Net. The net gain
(loss) recorded on trading and match funded securities includes both unrealized gains (losses) on securities to record them at fair value and realized gains (losses) resulting from sales thereof. Realized and unrealized gains (losses) on trading and match funded securities are disclosed in the table below for the years indicated:

                                                             2004           2003           2002
                                                         ------------   ------------   ------------
Unrealized gains (losses):
   Residential Origination Services (1) ..............   $     (2,060)  $      2,566   $      2,447
   Residential Discount Loans ........................             --             --           (192)
   Commercial Assets .................................            765             --             --
   Corporate Items and Other .........................            228            412           (235)
                                                         ------------   ------------   ------------
                                                               (1,067)         2,978          2,020
                                                         ------------   ------------   ------------
Realized gains (losses) (2):
   Residential Origination Services ..................             57            366          4,840
   Residential Discount Loans ........................             --             --            152
   Corporate Items and Other .........................            473             --             --
                                                         ------------   ------------   ------------
                                                                  530            366          4,992
                                                         ------------   ------------   ------------
                                                         $       (537)  $      3,344   $      7,012
                                                         ============   ============   ============

(1) The unrealized loss in 2004 was primarily due to a $2,312 decline in the fair value of our U.K. unrated single family subprime residual securities. In 2003, the unrealized gains were a result of increases in the value of unrated subprime residual securities that had been classified as match funded securities in prior years. The unrealized gain in 2002 is principally related to increases in the value of the U.K. residual securities offset by declines in the value of other subprime residual securities.

(2) During 2002, we sold subordinate and residual securities with an aggregate fair value of $26,438 for total realized gains of $4,992. The decline in realized gains in 2003 and 2004, as compared to 2002, reflects a significant decline in sales.

         See "Changes in Financial Condition - Trading Securities" and Notes 1 and 5 to our Consolidated Financial Statements.

         Valuation Gains (Losses) on Real Estate. We regularly assess the value of our remaining real estate assets and provide additional loss reserves or impairment charges as appropriate. Valuation gains (losses) on real estate primarily consist of impairment charges and provisions for losses in fair value on commercial assets, as indicated in the table below for the years presented:

                                                             2004           2003           2002
                                                         ------------   ------------   ------------
Residential Origination Services .....................   $         --   $         --   $        (12)
Residential Discount Loans ...........................             --             --         (1,648)
Commercial Assets (1) ................................         (5,075)        (7,183)       (33,313)
Corporate Items and Other ............................            (35)          (247)           (29)
                                                         ------------   ------------   ------------
                                                         $     (5,110)  $     (7,430)  $    (35,002)
                                                         ============   ============   ============

(1) The decline in valuation losses in 2004 and 2003 reflects the decline in commercial assets. Only four commercial assets (a shopping center, a parcel of land and two partnership interests) with a combined carrying value of $18,732 remain in the Commercial Assets segment at December 31, 2004. See "Changes in Financial Condition - Real Estate".

         Gain (Loss) on Sales of Real Estate. The following table sets forth the principal components of net gains (losses) we recorded on sales of our real estate for the years indicated:

                                                           2004 (1)         2003           2002
                                                         ------------   ------------   ------------
Residential Origination Services .....................   $         --   $         --   $         17
Residential Discount Loans ...........................             --             --          3,025
Commercial Assets (1) ................................          1,110             97          1,055
Corporate Items and Other ............................            446            369              1
                                                         ------------   ------------   ------------
                                                         $      1,556   $        466   $      4,098
                                                         ============   ============   ============

(1) Net gains from sales of commercial real estate during 2004 is comprised of a $1,349 gain on the sale of a shopping mall and a $351 gain on the sale of a hotel, offset in part by a $590 loss on the sale of an office building. Only one commercial property remains at December 31, 2004. See "Changes in Financial Condition - Real Estate".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Operating Income (Loss) from Real Estate. The following table sets forth the operating results of our real estate for the years indicated:

                                                             2004           2003           2002
                                                         ------------   ------------   ------------
Residential Servicing ................................   $        (71)  $        309   $       (235)
Residential Origination Services .....................             (3)            (5)           (11)
Commercial Servicing .................................             49             --             --
Residential Discount Loans ...........................             --             --           (987)
Commercial Assets ....................................            682          4,968          9,106
Corporate Items and Other ............................            (52)          (144)            (9)
                                                         ------------   ------------   ------------
                                                         $        605   $      5,128   $      7,864
                                                         ============   ============   ============

         Operating income (loss) includes rental income, depreciation expense (held for use properties) and operating expenses associated with holding and maintaining our properties. Operating income (loss) for 2003 and 2002 also included $857 and $3,967, respectively, of equity in earnings of loans accounted for as investments in real estate. The decrease in operating income during 2004 and 2003 reflects sales of properties and the repayment of loans we accounted for as investments in real estate. Only one commercial property remains at December 31, 2004. See "Changes in Financial Condition - Real Estate".

         Gain (Loss) on Repurchase of Debt. The following table sets forth the components of the gains (losses) resulting from our repurchase of our debt securities during the years indicated:

                                                             2004           2003           2002
                                                         ------------   ------------   ------------
10.875% Capital Securities due August 1, 2027:
    Face amount repurchased ..........................   $         --   $         --   $      4,910
    Gain (loss) ......................................   $         --   $         --   $      1,074
11.875% Notes due October 1, 2003 (1):
    Face amount repurchased ..........................   $         --   $         --   $     43,550
    Gain (loss) ......................................   $         --   $         --   $     (1,508)
11.5% Redeemable Notes due July 1, 2005:
    Face amount repurchased ..........................   $         --   $         --   $         45
    Gain (loss) ......................................   $         --   $         --   $         (2)
12.0% Subordinated Debentures due June 15, 2005 (2):
    Face amount repurchased ..........................   $         --   $     33,500   $     33,500
    Gain (loss) ......................................   $         --   $       (445)  $     (1,025)
Total debt repurchases (3):
    Face amount repurchased ..........................   $         --   $     33,500   $     82,005
    Gain (loss) ......................................   $         --   $       (445)  $     (1,461)

(1) The remaining $43,475 balance of our 11.875% Notes matured on October 1, 2003 and were repaid in full.

(2) On September 30, 2003 we exercised our redemption option and called the remaining $33,065 balance of our 12.0% Subordinated Debentures at a price of 101.333%, or a premium of $441. Earlier in 2003, we had repurchased $435 in the open market resulting in a loss of $4.

(3) In November 2002 we exercised redemption options on three of our outstanding debt obligations for a combined debt reduction of $73,545. As provided for in the terms of the indentures, we exercised our redemption option and called $40,000 of our 11.875% Notes at a price of 102.969%, $33,500 of our 12% Subordinated Debentures at a price of 102.667% and the remaining $45 of our 11.5% Redeemable Notes at a price of 105.75%. As a result of these early redemptions at a premium, we incurred $2,499 of loss, including the write-off of $416 of unamortized issuance costs.

         See "Changes in Financial Condition - Debt Securities" and Note 16 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Other Income. The following table sets forth the principal components of other income by segment for the years indicated:

                                                             2004           2003           2002
                                                         ------------   ------------   ------------
Residential Servicing (1) ............................   $      6,239   $        693   $      3,620
Residential Origination Services .....................          1,212             27             74
Commercial Servicing .................................          1,968          1,277          2,194
Ocwen Recovery Group (2) .............................          1,982          2,989          4,191
Residential Discount Loans ...........................             --             --         (2,720)
Commercial Assets ....................................            402            799            423
Affordable Housing ...................................              1            877            600
Corporate Items and Other (3) ........................          7,661            186         (2,967)
                                                         ------------   ------------   ------------
                                                         $     19,465   $      6,848   $      5,415
                                                         ============   ============   ============

(1) Income for 2004 includes $2,900 of one-time fees earned during the second quarter, primarily documentation fees associated with a service contract for the use of our REALServicing system. See "Segment Results
         - Core Business - Residential Servicing".

(2) Primarily comprised of collections of credit card receivables accounted for under the cost recovery method. See "Segment Results - Core Businesses - Ocwen Recovery Group".

(3) Includes $6,874 of interest income recorded during 2004 on federal tax refund claims due from the Internal Revenue Service ("IRS"). Our policy is to recognize interest income on income tax receivable balances upon receipt of a written finding from the IRS agent that validates our claim. See "Changes in Financial Condition - Receivables".

         Net Interest Income (Expense). Net interest income (expense) is the difference between the interest income earned from our interest-earning assets and interest expense incurred on our interest-bearing liabilities. Net interest income (expense) is determined by net interest spread (i.e., the difference between the yield earned on our interest-earning assets and the rates incurred on our interest-bearing liabilities), the amount of interest-earning assets relative to the amount of interest-bearing liabilities and the degree of mismatch in the maturity and repricing characteristics of our interest-earning assets and interest-bearing liabilities.

         In addition to interest income reported in this caption, we also earn interest on float balances in connection with our Residential Servicing business. These amounts are reported as a component of servicing fees and are not included in the following information. See "Non-Interest Revenue - Servicing and Related Fees".

         Our net interest income and net interest margin began declining in 2000 and have been negative since 2001. This trend reflects a decline in the ratio of interest-earning assets to interest-bearing liabilities, which has fallen from 98% at the end of 1999 to 51% at the end of 2004. Both our acquisition of OAC in 1999 and our change in strategic direction from capital-intensive businesses to fee-based sources of revenue have contributed to an increase in the relative amount of non-interest-earning assets (such as real estate, advances on loans serviced for others and mortgage servicing rights) that are funded by interest-bearing liabilities. We expect this trend of net interest expense and negative net interest margin to continue as we dispose of our remaining non-core assets, a portion of which are interest-bearing, and increase non-interest-earning assets of our core businesses. While it had no impact on consolidated net income, the reclassification of our 10.875% Capital Securities to interest-bearing liabilities on July 1, 2003 as a result of our adoption of SFAS No. 150 has had a negative impact on net interest income, margin and spread because the distributions on the Capital Securities have been included in interest on Debt Securities since that date. At the same time, our redemption of the remaining $33,065 balance of our 12% Subordinated Debentures on September 30, 2003, the repayment of the remaining $43,475 of our 11.875% Notes on October 1, 2003 (the maturity date) and the continuing reduction in brokered certificates of deposit all have had a positive impact on net interest income, spread and margin. See "Gain (Loss) on Repurchase of Debt" and "Changes in Financial Condition - Debt Securities".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         The following table sets forth, for the years indicated, information regarding the total amount of income from our interest-earning assets and the resultant average yields, the interest expense associated with our interest-bearing liabilities, expressed in dollars and rates, and the net interest spread and net interest margin. Information is based on average daily balances during the indicated years:

                                                                   Years Ended December 31,
                                        ---------------------------------------------------------------------------
                                                         2004                                    2003
                                        ------------------------------------    -----------------------------------
                                                       Interest     Average                    Interest    Average
                                          Average      Income/       Yield/       Average      Income/     Yield/
                                          Balance      Expense       Rate         Balance      Expense      Rate
                                        -----------  ------------  ---------    ------------  ----------  ---------
AVERAGE ASSETS
Interest earning cash and other ......  $    88,698  $      1,293       1.46%   $     30,705  $      356       1.16%
Federal funds sold and repurchase
 agreements ..........................      155,519         2,087       1.34%        125,732       1,403       1.12%
Trading securities:
 Investment grade securities (1) .....       61,882         1,269       2.05%         10,054         (71)     (0.71)%
 Subordinates and residuals (2) ......       42,015        16,316      38.83%         38,679      17,418      45.03%
Loans (3) ............................       26,329         1,676       6.37%         68,613       1,614       2.35%
Match funded loans and securities (4)        15,894         1,035       6.51%         37,513       3,402       9.07%
                                        -----------  ------------               ------------  ----------
  Total interest earning assets ......      390,337        23,676       6.07%        311,296      24,122       7.75%
                                                     ------------                             ----------
Advances on loans and loans
 serviced for others .................      335,888                                  324,834
Mortgage servicing rights ............      144,014                                  177,171
Match funded advances on loans
 serviced for others .................      119,691                                  117,219
Other non-interest earning assets ....      325,757                                  369,971
                                        -----------                             ------------
  Total assets .......................  $ 1,315,687                             $  1,300,491
                                        ===========                             ============

AVERAGE LIABILITIES AND STOCKHOLDERS'
 EQUITY
Interest-bearing demand deposits .....  $    19,968           161       0.81%   $     16,525         195       1.18%
Savings deposits .....................        1,657            14       0.84%          1,554          12       0.77%
Certificates of deposit (5) ..........      410,024        13,459       3.28%        408,941      17,339       4.24%
                                        -----------  ------------               ------------  ----------  ---------
  Total interest-bearing deposits ....      431,649        13,634       3.16%        427,020      17,546       4.11%
Securities sold under agreements to
 repurchase ..........................           --            --         --%            250           3       1.20%
Match funded liabilities .............      124,222         4,923       3.96%        129,438       5,414       4.18%
Lines of credit and other secured
 borrowings (6) ......................       66,271         2,717       4.10%        130,886       5,824       4.45%
Debt securities (7) ..................      146,172         9,090       6.22%         85,629       9,929      11.60%
                                        -----------  ------------  ---------    ------------  ----------  ---------
  Total interest-bearing liabilities .      768,314        30,364       3.95%        773,223      38,716       5.01%
                                                     ------------  ---------                  ----------
Escrow deposits ......................      132,212                                  107,888
Other non-interest bearing
 liabilities .........................       91,404                                   80,812
                                                                                ------------
  Total liabilities ..................      991,930                                  961,923
Capital Securities (7) ...............           --                                   28,125
Minority interest ....................        1,052                                    1,503
Stockholders' equity .................      322,705                                  308,940
                                        -----------                             ------------
  Total liabilities and
   stockholders' equity ..............  $ 1,315,687                             $  1,300,491
                                        ===========                             ============
Net interest income (expense) ........               $     (6,688)                            $  (14,594)
                                                     ============                             ==========
Net interest spread ..................                                  2.12%                                  2.74%
Net interest margin ..................                                 (1.71)%                                (4.69)%
Ratio of interest-earning assets to
 interest-bearing liabilities ........           51%                                      40%

                                               Years Ended December 31,
                                         -----------------------------------
                                                        2002
                                         -----------------------------------
                                                        Interest    Average
                                           Average      Income/     Yield/
                                           Balance      Expense      Rate
                                         -----------   ----------  ---------
AVERAGE ASSETS
Interest earning cash and other ......   $    13,693   $      278       2.03%
Federal funds sold and repurchase
 agreements ..........................       152,588        2,629       1.72%
Trading securities:
 Investment grade securities (1) .....        88,565        2,064       2.33%
 Subordinates and residuals (2) ......        44,251       14,522      32.82%
Loans (3) ............................       146,671       11,279       7.69%
Match funded loans and securities (4)         66,233        6,463       9.76%
                                         -----------   ----------
  Total interest earning assets ......       512,001       37,235       7.27%
                                                       ----------
Advances on loans and loans
 serviced for others .................       267,572
Mortgage servicing rights ............       137,323
Match funded advances on loans
 serviced for others .................       101,863
Other non-interest earning assets ....       416,346
                                         -----------
  Total assets .......................   $ 1,435,105
                                         ===========

AVERAGE LIABILITIES AND STOCKHOLDERS'
 EQUITY
Interest-bearing demand deposits .....   $    14,749          245       1.66%
Savings deposits .....................         1,605           17       1.06%
Certificates of deposit (5) ..........       473,793       27,193       5.74%
                                         -----------   ----------
  Total interest-bearing deposits ....       490,147       27,455       5.60%
Securities sold under agreements to
 repurchase ..........................        12,774          236       1.85%
Match funded liabilities .............       147,139        6,573       4.47%
Lines of credit and other secured
  borrowings (6) .....................        94,169        4,152       4.41%
Debt securities (7) ..................       144,044       17,346      12.04%
                                         -----------   ----------
  Total interest-bearing liabilities .       888,273       55,762       6.28%
                                                       ----------
Escrow deposits ......................        90,612
Other non-interest bearing
 liabilities .........................        50,920
                                         -----------
  Total liabilities ..................     1,029,805
Capital Securities (7) ...............        57,812
Minority interest ....................           570
Stockholders' equity .................       346,918
                                         -----------
  Total liabilities and
   stockholders' equity ..............   $ 1,435,105
                                         ===========
Net interest income (expense) ........                 $  (18,527)
                                                       ==========
Net interest spread ..................                                  0.99%
Net interest margin ..................                                 (3.62)%
Ratio of interest-earning assets to
 interest-bearing liabilities ........            58%

(1) The average balance of investment grade securities outstanding decreased between 2002 and 2003 by $78,511 as we had been investing in AAA-rated collateralized mortgage obligations ("CMO") during 2002 to enable the Bank to meet the Qualified Thrift Lender ("QTL") requirements. During 2003, we had only minimal investments in CMOs, reflecting a reduced need to hold these securities to meet the QTL requirements. During the fourth quarter of 2004, we again began investing in CMOs to meet the QTL requirements. In addition, in order to maximize our returns on excess cash, we also invested in AAA-rated auction rate securities during the second half of 2004.

(2) The increase in the average yield on subprime and residual trading securities in 2003 was largely the result of sales of approximately $26,400 of lower-yielding unrated subordinates and residuals during 2002 and an increase in interest income on unrated single family

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         subprime residuals. The average yield of 45.03% during 2003 was due to increased cash flows from certain subprime residuals, which increased the market value and interest earnings on these securities. This treatment is in accordance with Emerging Issues Task Force (EITF) Issue 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, which requires us to update quarterly our estimates of future cash flows over the estimated lives of the securities.

(3) The decline in the average balance of loans is the result of sales, resolutions and repayments (primarily commercial loans) coupled with minimal acquisitions and originations. The decline reflects our strategic decision to exit non-core businesses and to dispose of the related assets. The average balances included non-performing loans on which we recognize interest on a cash basis. On loans that we acquired at a discount, we recognize any remaining unamortized discount as interest income upon the repayment or discharging of such loans. As the discount loan portfolio has declined, such resolution gains have also declined from $3,347 in 2002 to $57 in 2003. No resolution gains were recognized in 2004.

(4) The decline in the average balance of match funded loans and securities is the result of principal repayments coupled with the sale of the remaining match funded single family loans at the end of the third quarter of 2004 and the transfer of match funded securities to residual trading securities during the second quarter of 2003. The loans were sold in connection with the redemption of the related match funded debt and the securities were reclassified as the result of the repurchase and retirement of the related match funded debt.

(5) The decline in the average balance of certificates of deposit is largely the result of maturing brokered certificates of deposit, offset in part by increases in non-brokered certificates of deposit through the first quarter of 2004. We have not issued any new brokered certificates of deposit since 2000. The decline in the average rate earned on certificates of deposit reflects the replacement of maturing brokered certificates of deposit with non-brokered certificates of deposit that have lower interest rates because interest rates have been declining during the past two years.

(6) The average balance of lines of credit and other secured borrowings increased during 2003 as we entered into lending agreements secured by advances on loans serviced for others, purchased mortgage servicing rights, real estate and unrated subprime residual trading securities. During 2004, the sale of real estate and the issuance of $175,000 of 3.25% Convertible Notes, as noted below, allowed us to repay a significant portion of this debt.

(7) The average balance of debt securities declined during 2003 as the result of our repurchase of $33,500 of our 12% subordinated debentures at the end of the third quarter and the maturity of $43,475 of our 11.875% notes at the beginning of the fourth quarter. These declines were partially offset by the transfer of the $56,249 outstanding of our 10.875% Capital Securities to debt securities effective with our adoption of SFAS No. 150 on July 1, 2003. Also as a result of our adoption of SFAS No. 150, distributions on our Capital Securities are included in interest expense on debt securities beginning in July 2003. During 2004, the average balance of debt securities increased as a result of our issuance on July 28, 2004 of $175,000 of 3.25% Contingent Convertible Senior Unsecured Notes due 2024. See "Changes in Financial Condition - Debt Securities" and Note 16 to the Consolidated Financial Statements. The decline in the average rate on debt securities during 2004 is principally the result of our issuance of the 3.25% Convertible Notes.

         The following table describes the extent to which changes in interest rates and changes in volume of our interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the periods indicated. For each category of our interest-earning assets and interest-bearing liabilities, we have provided information on changes attributable to (i) changes in volume (change in volume multiplied by prior rate), (ii) changes in rate (change in rate multiplied by prior volume) and (iii) total change in rate and volume. We have allocated changes attributable to both volume and rate proportionately to the change due to volume and the change due to rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

                                                                       Years Ended December 31,
                                       ---------------------------------------------------------------------------------------
                                                     2004 vs. 2003                                   2003 vs. 2002
                                       ------------------------------------------   ------------------------------------------
                                            Favorable (unfavorable) variance             Favorable (unfavorable) variance
                                       ------------------------------------------   ------------------------------------------
                                           Rate          Volume          Total          Rate          Volume          Total
                                       ------------   ------------   ------------   ------------   ------------   ------------
INTEREST-EARNING ASSETS
Interest-earning cash and other ....   $        113   $        824   $        937   $       (157)  $        235   $         78
Federal funds sold and repurchase
 agreements ........................            310            374            684           (815)          (411)        (1,226)
Trading securities:
  Investment grade securities ......            892            448          1,340         (1,271)          (864)        (2,135)
  Subordinates and residuals .......         (2,525)         1,423         (1,102)         4,896         (2,000)         2,896
Loans ..............................          1,507         (1,445)            62         (5,472)        (4,193)        (9,665)
Match funded loans and securities ..           (778)        (1,589)        (2,367)          (429)        (2,632)        (3,061)
                                       ------------   ------------   ------------   ------------   ------------   ------------
  Total interest-earning assets ....           (481)            35           (446)        (3,248)        (9,865)       (13,113)
                                       ------------   ------------   ------------   ------------   ------------   ------------

INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits ...             69            (35)            34             77            (27)            50
Savings deposits ...................             (1)            (1)            (2)             4              1              5
Certificates of deposit ............          3,926            (46)         3,880          6,467          3,387          9,854
                                       ------------   ------------   ------------   ------------   ------------   ------------
  Total interest-bearing deposits ..          3,994            (82)         3,912          6,548          3,361          9,909
Securities sold under agreements
 to repurchase .....................             --              3              3             61            172            233
Match funded liabilities ...........            278            213            491            406            753          1,159
Lines of credit and other secured
 borrowings ........................            427          2,680          3,107            (38)        (1,634)        (1,672)
Debt securities ....................          5,896         (5,057)           839            613          6,804          7,417
                                       ------------   ------------   ------------   ------------   ------------   ------------
    Total interest-bearing
     liabilities....................         10,595         (2,243)         8,352          7,590          9,456         17,046
                                       ------------   ------------   ------------   ------------   ------------   ------------
Favorable (unfavorable) variance       $     10,114   $     (2,208)  $      7,906   $      4,342   $       (409)  $      3,933
                                       ============   ============   ============   ============   ============   ============

         Provisions for Loan Losses. At December 31, 2004, our total net loan balance was $3,792 or 0.3% of total assets as compared to $28,098 or 2.3% of total assets at December 31, 2003. Of the balance remaining at December 31, 2004, $3,198 represents one multi-family loan in our Affordable Housing segment. For loans held in our Affordable Housing business, we project the amount to be realized from the disposition of the property to determine the appropriate allowance for loan losses. Because we have only one loan remaining in the Affordable Housing segment we are able to perform a specific assessment. We also analyze the historical trends in the gains or losses on disposition and resolution of loans as compared to the allowance for loan losses at the time of disposition and resolution. The allowance for loan losses is management's best estimate of probable inherent loan losses incurred as of December 31, 2004.

         The following table presents the provisions for loan losses for the years indicated:

                                                                        2004                   2003                    2002
                                                                   --------------         --------------          --------------
Loans:
    Ocwen Recovery Group .....................................     $           --         $           --          $         (278)
    Residential Discount Loans ...............................                 --                     --                  (2,273)
    Commercial Assets (1) ....................................             (1,651)                (3,095)                 12,814
    Affordable Housing .......................................               (112)                   151                   3,392
    Corporate Items and Other ................................                (24)                   311                      --
                                                                   --------------         --------------          --------------
                                                                           (1,787)                (2,633)                 13,655
Match funded loans:
    Residential Discount Loans ...............................                                        --                     (26)
    Corporate Items and Other ................................                (94)                   (51)                     --
                                                                   --------------         --------------          --------------
                                                                   $       (1,881)        $       (2,684)         $       13,629
                                                                   ==============         ==============          ==============

(1) During 2004, our investment in commercial loans was reduced to zero as a result of resolutions, repayments and transfers to real estate. During 2003, our investment declined from $69,198 at December 31, 2002 to $20,763 at December 31, 2003, primarily as a

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         result of sales, resolutions and repayments. Accordingly, less allowance for loan losses was required, resulting in negative provisions for loan losses in 2004 and 2003 for the Commercial Assets segment. Of the $3,095 negative provision in 2003, $3,078 resulted from a loan with a book value (before allowance) of $24,882 that was discharged through a negotiated cash repayment. The 2002 provision reflects an increase in the allowance on the loans in the Commercial Assets segment from 4.2% at December 31, 2001 to 19.0% at December 31, 2002.

         Our total allowance for loan losses as a percentage of non-performing loans has increased from 27.5% at December 31, 2002 to 38.7% at December 31, 2003 and 58.1% at December 31, 2004. As indicated in the table below, our total allowance as a percentage of loans increased from 21.3% at December 31, 2002 to 23.2% at December 31, 2003 and 54.5% at December 31, 2004.

         The following table sets forth the allowance for loan losses as a percentage of the respective loan balances at the dates indicated:

                                                                                                          Allowance
                                                                                                          as a % of
                                                                          Allowance      Loan Balance    Loan Balance
                                                                       --------------   --------------   ------------
December 31, 2004
Loans:
    Residential Origination Services .............................     $           --   $           74             --%
    Commercial Assets ............................................                 --               --             --%
    Affordable Housing ...........................................              4,468            7,666           58.3%
    Corporate Items and Other ....................................                 78              598           13.0%
                                                                       --------------   --------------   ------------
                                                                       $        4,546   $        8,338           54.5%
                                                                       ==============   ==============   ============
December 31, 2003
Loans:
    Commercial Assets ............................................     $        3,786   $       24,549           15.4%
    Affordable Housing ...........................................              4,579           11,124           41.2%
    Corporate Items and Other ....................................                105              895           11.7%
                                                                       --------------   --------------   ------------
                                                                                8,470           36,568           23.2%
Match funded loans:
    Corporate Items and Other ....................................                 94           24,393            0.4%
                                                                       --------------   --------------   ------------
                                                                       $        8,564   $       60,961           14.0%
                                                                       ==============   ==============   ============
December 31, 2002
Loans:
    Residential Origination Services .............................     $           --   $          184             --%
    Residential Discount Loans ...................................                154            1,400           11.0%
    Commercial Assets ............................................             16,179           85,377           19.0%
    Affordable Housing ...........................................              4,428           10,657           41.6%
                                                                       --------------   --------------   ------------
                                                                               20,761           97,618           21.3%
Match funded loans:
    Residential Discount Loans ...................................                144           38,129            0.4%
                                                                       --------------   --------------   ------------
                                                                       $       20,905   $      135,747           15.4%
                                                                       ==============   ==============   ============

         For additional information regarding our allowance for loan losses on the above portfolios, see "Changes in Financial Condition - Allowances for Loan Losses."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Non-Interest Expense. The following table sets forth the principal components of our non-interest expense for the years indicated:

                                                                         2004            2003           2002
                                                                     ------------    ------------   ------------
Compensation and employee benefits ...............................   $     87,284    $     72,221   $     77,778
Occupancy and equipment ..........................................         15,933          13,159         11,843
Technology and communication costs ...............................         26,049          21,121         25,270
Loan expenses ....................................................         27,313          14,252         12,605
Loss (gain) on investments in affordable housing properties ......           (255)            285         21,915
Write-off of goodwill ............................................             --              --          2,231
Professional services and regulatory fees ........................         26,589          26,054         16,383
Other operating expenses .........................................         10,069          10,409          9,601
                                                                     ------------    ------------   ------------
                                                                     $    192,982    $    157,501   $    177,626
                                                                     ============    ============   ============

         Compensation and Employee Benefits. The following table presents the principal components of compensation and benefits for the years indicated:

                                                                         2004            2003            2002
                                                                     ------------    ------------   ------------
Salaries (1) .....................................................   $     59,221    $     49,811   $     53,746
Bonuses (2) ......................................................         10,978           9,771          7,904
Payroll taxes ....................................................          4,496           3,708          4,352
Commissions ......................................................          5,040           2,460          3,370
Insurance ........................................................          2,381           2,251          2,668
Severance ........................................................          1,349           1,397          2,316
Other (3) ........................................................          3,819           2,823          3,422
                                                                     ------------    ------------   ------------
                                                                     $     87,284    $     72,221   $     77,778
                                                                     ============    ============   ============

(1)      Salaries include fees paid for the services of temporary employees.

(2) Bonuses also include compensation related to employee incentive awards of restricted stock and stock options.

(3) Other consists primarily of recruiting expenses, relocation expenses, matching contributions to our 401(K) plan and fees paid to directors.

         The increase in compensation and benefits in 2004 as compared to 2003 is primarily due to increase in salaries and commissions. The increase in salaries has occurred primarily because of an increase in the average number of our full time employees, both in the U.S. and our India offices. The average total number of our full-time employees (domestic and international combined) amounted to 2,809, 2,083 and 1,790 during 2004, 2003 and 2002, respectively. The number of employees in our India offices averaged 1,738 during 2004 as compared to 1,134 during 2003 and 543 during 2002. See "Workforce and Operational Capacity" for additional information regarding our operations and workforce in India. In September 2003, we terminated our agreement with an external law firm to manage certain aspects of our loan resolution function of our Residential Servicing business, including the issuance of obligatory breach notices to delinquent borrowers. Upon termination of the agreement, we began performing these functions internally. This resulted in the need to hire additional staff to perform these functions, which has increased our compensation and benefit expenses. See "Results of Operations - Core Businesses -Residential Servicing" for additional information regarding these changes. The property management contract we entered into with the VA in September 2003 also resulted in the need to hire additional staff.

         There were two principal factors contributing to the increase in commissions in 2004. First, our re-assumption, during the fourth quarter of 2003 of certain loan resolution activities in the Residential Servicing Segment, as described in the paragraph above. Second, the property management contract with the VA, as noted in the paragraph above.

         The decline in compensation and benefits in 2003 was primarily due to a decrease in salaries. This decline in costs occurred in spite of an increase in the average number of our employees and is due in large part to our ongoing globalization initiative. The goal of this initiative was to reduce labor costs by migrating certain functions (primarily systems development and resources conducting our Residential Servicing and Business Process Outsourcing businesses) to our offices in Bangalore and Mumbai, India. The average number of employees in our India offices as a percent of the total average number of employees increased from 30% during 2002 to 54% during 2003. The decline in salaries is also the result of a change in the mix of our workforce in the United States to a greater concentration of call center and similar level positions. This change in mix occurred as we exited capital-intensive businesses in favor of fee-based businesses, primarily residential servicing

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Occupancy and Equipment. The following table presents the principal components of occupancy and equipment costs for the years indicated:

                                                                         2004           2003          2002
                                                                     ------------   -----------    -----------

Postage and mailing ..............................................   $      5,701   $     4,689    $     4,432
Rent .............................................................          2,796         3,515          3,238
Depreciation .....................................................          2,677         2,935          2,961
Other (1) ........................................................          4,759         2,020          1,212
                                                                     ------------   -----------    -----------
                                                                     $     15,933   $    13,159    $    11,843
                                                                     ===-========   ===========    ===========

(1) The increase in other occupancy and equipment costs in 2004 is primarily the result of our reassuming in the fourth quarter of 2003 certain loan resolution activities in our Residential Servicing segment, including the issuance of breach notices to delinquent borrowers. These loan resolution functions were previously performed by a third party law firm. See "Results of Operations - Core Businesses - Residential Servicing" for additional information regarding this change.

         Technology and Communication Costs. The following table presents the principle components of technology and communication costs for the years indicated:

                                                                         2004           2003           2002
                                                                     ------------   ------------   ------------
Depreciation expense:
    Hardware......................................................   $      6,042   $      6,579   $      7,154
    Software......................................................          2,925          2,455          2,562
    Other.........................................................            668            437            326
                                                                     ------------   ------------   ------------
                                                                            9,635          9,471         10,042
                                                                     ------------   ------------   ------------
Telecommunications expense (1)....................................          6,619          5,927          4,990
Consulting fees - technology......................................          1,089          1,552          1,729
Amortization expense:
    Capitalized software development costs........................          1,451          1,511          1,424
    Intellectual property.........................................             --             --          1,029
                                                                     ------------   ------------   ------------
                                                                            1,451          1,511          2,453
                                                                     ------------   ------------   ------------
Equipment lease expense...........................................          1,459          1,462          1,312
Other (2).........................................................          5,796          1,198          4,744
                                                                     ------------   ------------   ------------
                                                                     $     26,049   $     21,121   $     25,270
                                                                     ============   ============   ============

(1) The increase in telecommunication expense during 2003 is largely due to increased costs of telecommunication lines as a result of our expansion in India.

(2) The increase in other technology and communication costs in 2004 is primarily due to our reassuming in the fourth quarter of 2003 certain loan resolution activities in our Residential Servicing segment, including the issuance of breach notices to delinquent borrowers. These loan resolution functions were previously performed by a third party law firm. See "Results of Operations-Core Businesses - Residential Servicing" for additional information regarding this change. Other costs for 2002 included $1,068 of payments related to the acquisition of Amos, Inc., an OTX subsidiary, in 1997. This represented the final compensatory payment due in connection with this acquisition.

         Loss (Gain) on Investment in Affordable Housing Properties. Net losses we recorded on investments in affordable housing properties during 2003 and 2002 included loss provisions in the amount of $432 and $17,350, respectively, for expected losses on the sale of properties. No such provisions were required for 2004. Losses for 2002 also included a $3,944 charge to record a discount on a long-term sale of seven properties during the second quarter. We are accreting this discount to income over the term of the related receivable balance, which extends through 2014. Our remaining investment in affordable housing properties consists of only one limited partnership interest at December 31, 2004. See "Segment Results - Affordable Housing".

         Write-off of Goodwill. Goodwill amortization and writeoffs that we recognized during 2002 related entirely to OTX. In accordance with the provisions of SFAS No. 142, which we adopted on January 1, 2002, we ceased amortization of the remaining balance of our goodwill beginning in 2002. However, we test our goodwill annually for impairment. As a result of our annual impairment testing in 2002, we wrote-off the remaining $2,231 of goodwill associated with the 1997 acquisition of Amos, Inc. No write-off was required as a result of our 2004 or 2003 impairment testing. See Note 1 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Loan Expenses. Loan expenses for 2004, 2003 and 2002 included $20,747, $10,649 and $9,463, respectively, of appraisal fees incurred in connection with property valuation services we provided through Residential Origination Services. See "Segment Results - Core Businesses - Residential Origination Services". Loan expenses also include other miscellaneous expenses incurred in connection with loans we own and those we service for others.

         Professional Services and Regulatory Fees. The following table presents the principal components of professional services and regulatory fees for the years indicated:

                                               2004         2003         2002
                                            ----------   ----------   ----------
Legal fees and settlements ..............   $   16,796   $   18,244   $    8,308
Consulting fees (non-technology) ........        2,387        2,183        2,873
Audit and accounting fees ...............        2,763        1,745        1,236
Corporate insurance .....................        1,736        1,512        1,010
FDIC insurance ..........................          342          299          398
Other ...................................        2,565        2,071        2,558
                                            ----------   ----------   ----------
                                            $   26,589   $   26,054   $   16,383
                                            ==========   ==========   ==========

         Legal fees and settlements in 2004 include $5,198 to establish a reserve for multiple forbearance plan fees and breach fees that were charged to borrowers but may no longer be collectible. See "Results of Operations - Core Businesses - Residential Servicing" for additional information on this reserve. In addition, a reserve of $3,000 was established to provide for the following two claims:

         (a) On February 8, 2005, a jury in Circuit Court for Palm Beach County, Florida returned verdicts of $1,000 and $1,056 in compensatory damages in favor of two former employees of the Bank in a lawsuit against OCN and the Bank. The jury rejected plaintiffs' request for punitive damages. The plaintiffs brought claims under the Florida Civil Rights Act, the Florida Whistleblower Act and state tort law, arising out of an alleged invasion of privacy and related incidents allegedly committed by other former employees of the Bank in 1998 for which plaintiffs sought to hold the Ocwen defendants vicariously liable. We believe the verdicts, which have not yet been reduced to final judgments, are against the weight of evidence and contrary to law. Defendants have filed motions for a new trial and/or remittitur and, if necessary, will take an appeal to the Florida Court of Appeals for the Fourth District. We intend to continue to vigorously defend this matter.

         (b) On February 28, 2005, a jury in County Court for Nueces County, Texas, returned a verdict of $140 in compensatory and statutory damages in favor of two borrowers whose mortgage loan was serviced by the Bank in a lawsuit arising out of a disputed foreclosure. The jury rejected plaintiffs' request for punitive damages. The verdict included $2,900 for plaintiffs' attorneys' fees, an amount, which we believe is unsupported by the evidence and impermissibly excessive under the controlling legal authorities. The verdict has not yet been reduced to a final judgment. We are pursuing post-trial motions seeking to set aside or substantially reduce the attorneys' fees award and, if necessary, will take an appeal on that issue and perhaps other issues to the Texas Court of Appeals for the Thirteenth Judicial District. We intend to continue to vigorously defend this matter.

         Legal fees and settlements for 2003 include a $10,000 settlement resulting from a proceeding before an arbitration panel. The former owners of Admiral Home Loan sought damages exceeding $75,000 arising out of a 1997 acquisition agreement pursuant to which Ocwen Financial Services, Inc. ("OFS") acquired all of the assets of Admiral Home Loan. OFS ceased operations in 1999. In their decision, the arbitration panel awarded Claimants damages in the amount of $6,000. Including of interest, costs and attorneys' fees, the total charge associated with this matter was approximately $10,000.

         Legal fees and settlements for 2002 include the settlement of two claims for $3,250. Given the substantial costs of proceeding with litigation, coupled with the uncertainty of jury trials in complex civil matters, we determined that it was in our best interest to settle the two litigation claims as follows:

         (c) Walton Street Capital, L.L.C. ("Walton") filed suit against Ocwen Asset Investment Corporation ("OAC") and Ocwen Partnership, L.P. Walton alleged that OAC committed an anticipatory breach of contract with respect to the proposed sale by OAC of all of its interest in its commercial mortgage-backed securities portfolio to Walton. Walton claimed damages in an amount in excess of $27 million including prejudgment interest. On March 3, 2003, the parties entered into a settlement agreement under which defendants admitted no liability, and the case was dismissed with prejudice. The amount of the settlement was $2,250, which was included in the financial results for 2002 because the settlement was concluded prior to the issuance of our financial statements; and

         (d) Vincent and Elizabeth Turner filed a class action lawsuit against Ocwen Federal Bank claiming breach of contract, unjust enrichment and violation of the New Jersey Consumer Protection Fraud Act based on the collection of a loan satisfaction fee

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

             when the plaintiffs paid off their loan. The Court granted plaintiffs' motion to certify a class consisting of borrowers who were charged a similar satisfaction fee by the Bank from 1992 through February 2002. The parties entered into a settlement agreement, subsequently approved by the Court, under which the Bank admitted no liability and the case was dismissed with prejudice. The amount of the settlement was approximately $1,000, including plaintiffs' attorneys' fees and costs.

         The increase in audit and accounting fees between 2003 and 2004 is primarily due to $900 of fees recorded in connection with compliance with
Section 404 of the Sarbanes-Oxley Act of 2002.

         Other Operating Expenses. The following table presents the principal components of other operating expenses for the years indicated:

                                               2004         2003         2002
                                            ----------   ----------   ----------
Travel, lodging, meals and
 entertainment ..........................   $    3,361   $    2,864   $    2,585
Bad debt expense (1) ....................        2,655          554           39
Amortization of deferred costs ..........        1,039        1,197        1,436
Deposit related expense .................          718          912        1,198
Other ...................................        2,296        4,882        4,343
                                            ----------   ----------   ----------
                                            $   10,069   $   10,409   $    9,601
                                            ==========   ==========   ==========

(1) Bad debt expense for 2004 includes a provision of $1,780 recorded for estimated uncollectible servicing advances and other receivables related to our Residential Servicing segment, including $1,000 to establish an allowance for forbearance fees that we are no longer collecting directly from borrowers. See "Banking Operations" and "Segment Results - Core Businesses - Residential Servicing" for additional information regarding forbearance fees.

         Distributions on Company Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company. Cash distributions on our Capital Securities are payable semi-annually in arrears on February 1 and August 1 of each year at an annual rate of 10.875%. We recorded $6,117, $6,117 and $6,287 of distributions to holders of the Capital Securities during 2004, 2003 and 2002, respectively. Effective July 1, 2003 with our adoption of SFAS No. 150, these distributions are reported in the consolidated statement of operations as interest expense. The decline in distributions is the result of repurchases we made during 2002. See "Non-Interest Revenue - Gain (Loss) on Repurchase of Debt", Note 16 to our Consolidated Financial Statements and "Changes in Financial Condition - Debt Securities".

         Income Tax Expense (Benefit). The following table provides details of our income tax expense (benefit) for the years indicated:

                                               2004         2003         2002
                                            ----------   ----------   ----------
Income tax expense (benefit) on income
 (loss) before taxes and effect of
 change in accounting principle .........   $    3,194   $   (1,427)  $  (31,066)
Provision for (reversal of) valuation
 allowance on deferred tax asset ........      (35,518)       2,175       34,049
                                            ----------   ----------   ----------
                                               (32,324)         748        2,983
Income tax benefit on effect of change
 in accounting principle ................           --           --       (1,166)
                                            ----------   ----------   ----------
Total income tax expense (benefit) ......   $  (32,324)  $      748   $    1,817
                                            ==========   ==========   ==========

         The provision for deferred tax asset valuation allowance is a non-cash charge that we recorded to increase the aggregate valuation allowance. We maintain a valuation allowance in an amount sufficient to reduce our deferred tax asset to the amount that is more likely than not to be realized. The valuation allowance amounted to $165,927 and $201,445 at December 31, 2004 and 2003, respectively. Our assessment of the amount of the valuation allowance was based on consideration of all available evidence, both positive and negative, including our recent earnings history, current tax position, and estimates of future taxable income. The tax character (ordinary versus capital) and the carry forward and carry back periods of certain tax attributes (e.g., capital losses and tax credits) was also considered. Reversal of all or a portion of the valuation allowance may be required in the future based on the results of our operations. Given our improved profitability in 2003 and 2004, it is possible that a portion of the valuation allowance could be reversed in 2005.

         The $35,518 reduction in the valuation allowance on the deferred tax asset is principally a result of refund claims of $56,526 filed with the IRS that reduced our gross deferred tax asset and increased our income tax receivable balance by the same amount. These refund claims, which were affirmed in writing by the IRS agent during 2004, arose because of changes in the tax law that allowed us to carry back net operating losses from 2001 and 2002 to taxes paid in earlier years. See "Changes in Financial Condition - Receivables" for additional information regarding our refund claims and related income taxes receivable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Income tax expense (benefit) before the effect of change in accounting principle differs from amounts that would be computed by applying the Federal corporate income tax rate of 35% because of the effect of foreign taxes, non-economic tax residual payments, changes in the valuation allowance and low-income housing tax credits. See Note 19 to our Consolidated Financial Statements for a reconciliation of taxes at the statutory rate to actual income tax expense (benefit). Income tax expense reflects tax credits of $4,848, $2,393 and $2,685, respectively. Although we have substantial unused tax credits available to reduce the liability arising from income taxes on our current year income, tax credits can be used to reduce income tax expense only to the corporate alternative minimum tax rate of 20% of taxable income. See Note 19 to our Consolidated Financial Statements.

         Effect of Change in Accounting Principle. The amortization of excess of net assets acquired over purchase price (negative goodwill) resulted from our acquisition of OAC on October 7, 1999. Our acquisition resulted in negative goodwill of $60,042, which we amortized on a straight-line basis through 2001. On January 1, 2002, upon our adoption of SFAS No. 142, we reversed the unamortized balance of $18,333 to income. The impact from the adoption of other elements of SFAS No. 142 resulted in our recording impairment charges of $3,333 on goodwill and intangible assets originally recorded in connection with the formation of REALSynergy, Inc. in 1999. These amounts have been reported in 2002 as the effect of a change in accounting principle, net of an income tax benefit of $1,166. See Notes 1 and 2 to our Consolidated Financial Statements.

CHANGES IN FINANCIAL CONDITION

         Trading Securities. The following table sets forth the fair value of our trading securities at the dates indicated:

                                                        December 31,
                                            ------------------------------------
                                               2004         2003         2002
                                            ----------   ----------   ----------
Investment grade securities:
    U.S. Treasury securities ............   $    1,594   $    6,679   $    1,016
    Collateralized mortgage obligations
      (AAA-rated) (1) ...................       81,466           --       20,540
    Bonds and debentures (2) ............        3,155           --           --
                                            ----------   ----------   ----------
                                            $   86,215   $    6,679   $   21,556
                                            ==========   ==========   ==========

Subordinates and residuals (3):
    Single family residential
      BB rated subordinates .............   $      256   $      579   $      599
      B-rated subordinates ..............          435          580          606
      Unrated subordinates ..............          217          222          344
      Unrated subprime residuals ........       35,276       38,883       33,213
                                            ----------   ----------   ----------
                                                36,184       40,264       34,762
    Commercial unrated subordinates .....        3,343        2,577        2,577
                                            ----------   ----------   ----------
                                            $   39,527   $   42,841   $   37,339
                                            ==========   ==========   ==========

(1) We invest in CMOs as needed to meet the Qualified Thrift Lender requirements of the Bank.

(2) These securities were acquired in connection with our acquisition on September 30, 2004 of Bankhaus Oswald Kruber KG, a bank located in Germany. See Note 3 to our Consolidated Financial statements for additional information regarding this acquisition.

(3) During 2004, our subordinate and residual trading securities declined by $3,314. This decline was primarily due to principal repayments and amortization. A decrease in the fair value of our unrated subprime residuals during 2004 was largely offset by changes in exchange rates between the US dollar and the British Pound. The $5,502 increase in subordinate and residual trading securities during 2003 was principally the result of the transfer of $5,926 of match funded securities to trading securities in June 2003 as a result of our early redemption of the related match funded liabilities. These securities had a fair value of $5,146 at December 31, 2003. See "Changes in Financial Condition - Match Funded Assets". Principal repayments and amortization during 2003 were largely offset by increases in fair value. The change in fair value between years did not result from changes in the assumptions or methodologies used to determine fair value. See Note 1 to our Consolidated Financial Statements for a discussion of our methodologies used to determine the fair value of trading securities.

         Subordinate and residual interests in mortgage-related securities provide credit support to the more senior classes of the mortgage-related securities. Principal from the underlying mortgage loans generally is allocated first to the senior classes, with the most senior class having a priority right to the cash flow from the mortgage loans until its payment requirements are satisfied. To the extent that there are defaults and unrecoverable losses on the underlying mortgage loans, resulting in reduced cash flows, the most subordinate security will be the first to bear

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

this loss. Because subordinate and residual interests generally have no credit support, to the extent there are realized losses on the mortgage loans comprising the mortgage collateral for such securities, we may not recover the full amount or, indeed, any of our remaining investment in such subordinate and residual interests.

         Subordinate and residual interests are affected by the rate and timing of payments of principal (including prepayments, repurchase, defaults and liquidations) on the mortgage loans underlying a series of mortgage-related securities. The rate of principal payments may vary significantly over time depending on a variety of factors, such as the level of prevailing mortgage loan interest rates and economic, demographic, tax, legal and other factors. Prepayments on the mortgage loans underlying a series of mortgage-related securities are generally allocated to the more senior classes of mortgage-related securities. Although in the absence of defaults or interest shortfalls all subordinates receive interest, amounts otherwise allocable to residuals generally are used to make payments on more senior classes or to fund a reserve account for the protection of senior classes until over collateralization or the balance in the reserve account reaches a specified level. For residual interests in residential mortgage-backed securities, over collateralization is the amount by which the collateral balance exceeds the sum of the bond principal amounts. Over collateralization is achieved by applying monthly a portion of the interest payments of the underlying mortgages toward the reduction of the senior class certificate principal amounts, causing them to amortize more rapidly than the aggregate loan balance. Over collateralization represents the first tier of loss protection afforded to the non-residual holders. To the extent not consumed by losses on more highly rated bonds, over collateralization is remitted to the residual holders. In periods of declining interest rates, rates of prepayments on mortgage loans generally increase, and if the rate of prepayments is faster than anticipated, then the yield on subordinates will be positively affected and the yield on residuals will be negatively affected.

         We periodically assess the carrying value of our subordinate securities and residual securities retained. There can be no assurance that our estimates used to determine the value of subordinate securities and residual securities retained will remain appropriate for the life of each securitization. If actual loan prepayments or defaults exceed our estimates, the carrying value of our subordinate securities and residual securities retained may be decreased during the period in which we recognized the disparity.

         The following table presents information regarding our trading subordinate and residual securities summarized by classification and rating at December 31, 2004:

                                                       ANTICIPATED     ANTICIPATED                     ANTICIPATED
                                                        YIELD TO        YIELD TO                         WEIGHTED
                                         PERCENT       MATURITY AT     MATURITY AT                       AVERAGE
                                        OWNED BY      PURCHASE (2)      12/31/04                        REMAINING
     RATING/DESCRIPTION (1)               OCWEN            (3)           (2)(4)          COUPON       LIFE (2) (5)
-----------------------------------   ------------    ------------    ------------    ------------    ------------
SINGLE-FAMILY RESIDENTIAL:
    BB-rated subordinates .........         100.00%          19.23%          11.10%           6.75%           3.59
    B-rated subordinates ..........         100.00           17.11           17.62            5.86            1.83
    Unrated subordinates ..........         100.00           13.91           41.84            6.54            0.17
    Unrated subprime residuals ....         100.00           17.27           11.55             N/A            4.26

COMMERCIAL:
    Unrated subordinates ..........          25.00           22.15           14.23             N/A            1.67

(1) Refers to the credit rating designated by the rating agency for each securitization transaction. Classes designated "A" have a superior claim on payment to those rated "B". Additionally, multiple letters have a superior claim to designations with fewer letters. Thus, for example, "BBB" is superior to "BB", which in turn is superior to "B". The lower class designations in any securitization will receive interest payments after senior classes and will experience losses before any senior class. The lowest potential class designation is "unrated" which, if included in a securitization, will always receive interest last and experience losses first.

(2) Subordinate and residual securities do not have a contractual maturity but are paid down over time as cash distributions are received. Because they do not have a stated maturity, we disclose the weighted average life of these securities.

(3) Represents the effective yield from inception to maturity based on the purchase price and anticipated future cash flows under pricing assumptions.

(4) Represents the effective yield based on the purchase price, actual cash flows received from inception until the respective date, and the then current estimate of future cash flows under the assumptions at the respective date. Changes in the December 31, 2004 anticipated yield to maturity from that originally anticipated are due to differences between estimated cash flows and actual cash flows.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Each quarter, we update the assumptions used to estimate future cash flows based on the actual results to date. The primary assumptions include prepayment speeds, loss rates and the discount rate.

(5) Represents the weighted average life in years based on the December 31, 2004 book value.

         The following table sets forth the principal amount of mortgage loans by the geographic location of the properties securing the mortgages that underlie our trading subordinate and residual securities at December 31, 2004:

DESCRIPTION                       U.K.       CALIFORNIA    NEW JERSEY       TEXAS       NEW YORK      OTHER (1)       TOTAL
----------------------------   ----------    ----------    ----------    ----------    ----------    ----------    ----------
Single family residential ..   $   51,044    $   16,469    $   18,037    $   18,108    $   17,833    $  135,706    $  257,197
Commercial .................           --         2,005            --            --            --        24,415        26,420
Multi-family ...............           --           307           217            --           208         1,124         1,856
                               ----------    ----------    ----------    ----------    ----------    ----------    ----------
Total ......................   $   51,044    $   18,781    $   18,254    $   18,108    $   18,041    $  161,245    $  285,473
                               ==========    ==========    ==========    ==========    ==========    ==========    ==========

Percentage of total ........        17.88%         6.58%         6.39%         6.34%         6.32%        56.49%       100.00%
                               ==========    ==========    ==========    ==========    ==========    ==========    ==========

(1) Consists of properties located in 46 other states, none of which aggregated over $15,659 in any one state.

         See Note 1 and Note 5 to our Consolidated Financial Statements.

         Real Estate. The decline in real estate reflects our strategy to dispose of assets not associated with core businesses. Although we have committed to a plan to sell these assets, we account for them in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Generally, properties held for more than one year are accounted for as held and used. These properties are depreciated over their estimated useful lives. Properties held less than one year are not depreciated and are carried at the lower of carrying value or fair value less costs to sell. Our real estate consisted of the following at the dates indicated:

                                                                                December 31,
                                                                    ------------------------------------
                                                                       2004         2003         2002
                                                                    ----------   ----------   ----------
Properties accounted for as held and used:
    Office building .............................................     $     --   $   37,553   $   42,374
    Retail ......................................................           --       43,460       41,000
                                                                    ----------   ----------   ----------
                                                                            --       81,013       83,374
                                                                    ----------   ----------   ----------
Properties accounted for as held for sale:
    Retail ......................................................        8,827       10,657        9,750
    Hotel .......................................................           --        6,171       18,616
    Land ........................................................          844           --           --
    Single family residential ...................................          515          882        1,887
                                                                    ----------   ----------   ----------
                                                                        10,186       17,710       30,253
                                                                    ----------   ----------   ----------

Total investment in real estate properties (1) ..................       10,186       98,723      113,627

Commercial loans accounted for as investments in real estate ....           --           --        2,188

Investment in real estate partnerships ..........................        8,546        5,220        4,900
                                                                    ----------   ----------   ----------
                                                                    $   18,732   $  103,943   $  120,715
                                                                    ==========   ==========   ==========

(1) Total properties included $49,631 and $60,152 at December 31, 2003 and 2002, respectively, of properties we acquired by foreclosure or deed-in-lieu thereof on loans, primarily those that we had previously acquired at a discount.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Properties accounted as held and used. Properties accounted as held at December 31, 2003 consisted of an office building and shopping mall, both located in Florida. We acquired these properties as a result of our acquisition of OAC in 1999. Both of these properties were sold in 2004 for a net gain of $759.

         Properties accounted as held for sale. Properties accounted as held for sale at December 31, 2004 consisted primarily of one shopping center located in Halifax, Nova Scotia with a net carrying value of $8,827. In February 2005, we sold the subsidiary that held our investment in the shopping center. Properties at December 31, 2003 consisted of our shopping center in Halifax and a hotel located in Michigan. The decline in our investment during 2004 was primarily due to the sale of our hotel, which resulted in a gain of $351, and a $3,018 decline in the fair value of the shopping center. Properties classified as held for sale are reported net of reserves established to report the properties at the lower of carrying value or fair value less costs to sell. Such reserves amounted to $3,155, $1,279 and $4,591 at December 31, 2004, 2003 and 2002, respectively. See
Note 7 for additional information regarding these reserves.

         Loans Accounted for as Investments in Real Estate. We acquired certain acquisition, development and construction loans in January 2000 in which we participated in the expected residual profits of the underlying real estate, and where the borrower had not contributed substantial equity to the project. As such, we accounted for these loans under the equity method of accounting as though we had an investment in a real estate limited partnership. The one loan remaining at December 31, 2002 was repaid during 2003.

         Investment in Real Estate Partnerships. This balance represents interests in two limited partnerships operating as real estate ventures, consisting of multi-family type properties. At December 31, 2003 we also had loans with combined net book value of $4,771 ($6,811 before discount and allowance for loan losses) due from one of the real estate ventures. During the first quarter of 2004, we forgave loans to the venture in exchange for an increased investment in the partnership. During 2004, we also recorded an impairment charge of $1,105 related to one of the partnership interests.

         Loans, Net. Our net investment in loans of $3,792 at December 31, 2004 represents 0.3% of total assets and consisted of only 22 loans. Our loans have been declining since 1998 as sales, resolutions and foreclosures more than offset acquisitions and originations. This reflects our strategy to dispose of assets associated with non-core business lines. Originations primarily represent loans made to facilitate sales of commercial real estate assets that we owned and fundings of pre-existing commitments on construction loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Composition of Loans. The following table sets forth the composition of our loans by business segment at the dates indicated:

                                                                                December 31,
                                                ----------------------------------------------------------------------------
                                                    2004            2003            2002            2001            2000
                                                ------------    ------------    ------------    ------------    ------------
Residential Origination Services:
    Single family residential loans .........   $         94    $         --    $        199    $        512    $      3,540
    Unamortized (discount) premium ..........            (20)             --             (15)             13             (45)
                                                ------------    ------------    ------------    ------------    ------------
                                                          74              --             184             525           3,495
                                                ------------    ------------    ------------    ------------    ------------
Residential Discount Loans (1):
    Single family residential loans .........             --              --           1,965          57,954         297,790
    Unaccreted discount and deferred fees ...             --              --            (565)        (16,804)        (74,341)
    Allowance for loan losses ...............             --              --            (154)         (3,401)         (3,493)
                                                ------------    ------------    ------------    ------------    ------------
                                                          --              --           1,246          37,749         219,956
                                                ------------    ------------    ------------    ------------    ------------
Commercial Assets:
    Office buildings ........................             --              --          41,215          56,713          98,425
    Hotels ..................................             --          10,600          11,668          38,576         102,120
    Retail properties .......................             --              --          27,500          47,492          85,924
    Multifamily residential loans ...........             --          14,964          15,215          13,605         118,411
    Land and other ..........................             --              --           1,188             607          36,608
                                                ------------    ------------    ------------    ------------    ------------
                                                          --          25,564          96,786         156,993         441,488
    Unaccreted discount and deferred fees ...             --          (1,015)        (11,409)        (19,962)        (45,918)
    Undisbursed loan funds ..................             --              --              --          (1,483)         (4,293)
    Allowance for loan losses ...............                         (3,786)        (16,179)         (5,744)        (10,877)
                                                ------------    ------------    ------------    ------------    ------------
                                                          --          20,763          69,198         129,804         380,400
                                                ------------    ------------    ------------    ------------    ------------
Affordable Housing (2):
    Multifamily residential loans ...........          7,466          10,924          10,803          19,714          32,330
    Land and other ..........................            200             200             200             200               1
                                                ------------    ------------    ------------    ------------    ------------
                                                       7,666          11,124          11,003          19,914          32,331
    Deferred fees ...........................             --              --              --              --             (46)
    Undisbursed loan funds ..................             --              --            (346)         (1,430)         (4,586)
    Allowance for loan losses ...............         (4,468)         (4,579)         (4,428)         (1,269)           (139)
                                                ------------    ------------    ------------    ------------    ------------
                                                       3,198           6,545           6,229          17,215          27,560
                                                ------------    ------------    ------------    ------------    ------------
Corporate Items and Other (1):
    Single family residential loans .........          1,125           1,307              --              --             223
    Unaccreted discount and deferred fees ...           (527)           (412)             --              --              --
    Allowance for loan losses ...............            (78)           (105)             --              --              --
                                                ------------    ------------    ------------    ------------    ------------
                                                         520             790              --              --             223
                                                ------------    ------------    ------------    ------------    ------------

Loans, net ..................................   $      3,792    $     28,098    $     76,857    $    185,293    $    631,634
                                                ============    ============    ============    ============    ============

(1) Loans and all other assets of the Residential Discount Loans segment were transferred to the Corporate Items and Other segment, effective January 1, 2003. These loans were acquired by us at a discount and are secured by mortgages on single family residential properties.

(2) Loans we made to affordable housing properties in which we have invested as a limited partner but do not consolidate in our financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Activity in Loans. The following table sets forth the activity in our net loans during the periods indicated:

                                                                          Years Ended December 31,
                                                ----------------------------------------------------------------------------
                                                    2004            2003            2002            2001            2000
                                                ------------    ------------    ------------    ------------    ------------
Amount
Balance at beginning of period ..............   $     28,098    $     76,857    $    185,293    $    640,052    $  1,115,850
Acquisitions (1) ............................            372             420           1,018              --         221,940
Originations (2) ............................         16,106           6,277          18,478          18,144          39,792
Resolutions and repayments (3) ..............        (38,747)        (29,362)        (50,965)       (139,232)       (312,856)
Loans transferred to real estate (4) ........         (6,841)           (157)        (16,000)        (92,949)       (201,010)
Sales .......................................             --         (49,110)        (77,636)       (343,262)       (369,630)
Decrease (increase) in undisbursed loan
 proceeds ...................................             --             346           2,569           5,965          15,774
Decrease (increase) in discount .............            880          10,537          24,447          83,710         125,406
Decrease (increase) in allowance ............          3,924          12,290         (10,347)         12,865           4,786
                                                ------------    ------------    ------------    ------------    ------------
Balance at end of period ....................   $      3,792    $     28,098    $     76,857    $    185,293    $    640,052
                                                ============    ============    ============    ============    ============

                                                                          Years Ended December 31,
                                                ----------------------------------------------------------------------------
                                                    2004            2003            2002            2001            2000
                                                ------------    ------------    ------------    ------------    ------------
Number of Loans
Balance at beginning of period ..............             22              38             931           4,282           8,765
Acquisitions (1) ............................             11               8              17              --           2,231
Originations (2) ............................              1               1               3               4               4
Resolutions and repayments (3) ..............            (11)            (19)            (77)           (662)         (1,572)
Loans transferred to real estate (4) ........             (1)             (3)            (21)           (747)         (2,455)
Sales .......................................             --              (3)           (815)         (1,946)         (2,691)
                                                ------------    ------------    ------------    ------------    ------------
Balance at end of period (5) ................             22              22              38             931           4,282
                                                ============    ============    ============    ============    ============

(1) The decline in acquisitions reflect our strategic decision to exit non-core businesses and dispose of the related assets. Acquisitions in 2002, 2003 and 2004 represent repurchases of single-family residential discount loans previously sold. Acquisitions in 2000 included $164,920 (2,208 loans), of single-family residential discount loans.

(2) Originations represent loans made to facilitate sales of our own commercial assets and fundings of construction loans we originated in prior years.

(3) Resolutions and repayments consists of loans which we resolved and discharged in a manner which resulted in partial or full repayment of the loan to us, as well as principal payments on loans that have been brought current in accordance with their original or modified terms (whether pursuant to forbearance agreements or otherwise) or on other loans which have not been resolved.

(4) During 2004, we forgave loans with an unpaid principal value of $6,811 to a real estate venture, in which we also had an equity ownership interest, in exchange for an increased investment in the limited partnership. Loans transferred to real estate in prior years represent properties acquired through foreclosure or deed-in-lieu thereof. See "Real Estate".

(5) Of the 22 loans remaining at December 31, 2004, one is a multi-family loan in the Affordable Housing segment and the remainder are single family loans in the Corporate Items and Other and Residential Origination Services segments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         The following table sets forth certain information relating to our non-performing loans and allowance for loan losses at the dates indicated:

                                                                                December 31,
                                                ----------------------------------------------------------------------------
                                                    2004            2003            2002            2001            2000
                                                ------------    ------------    ------------    ------------    ------------
Non-performing loans (1) (2) ................   $      7,827    $     21,898    $     75,549    $     94,307    $    297,547

Non-performing loans as a percentage of (1):
    Total loans (2) .........................           93.9%           59.9%           77.4%           48.2%           44.9%
    Total assets ............................            0.6%            1.8%            6.2%            5.5%           13.2%

Allowance for loan losses as a percentage of:
    Total loans (2) .........................           54.5%           23.2%           21.3%            5.3%            3.5%
    Non-performing loans (1) ................           58.1%           38.7%           27.5%           11.0%            7.8%

(1) Loans, which are contractually past due 90 days or more in accordance with the original terms of the loan agreement. We do not accrue interest on loans past due 90 days or more.

(2) Loans are net of unaccreted discount, unamortized deferred fees and undisbursed loan funds.

         Allowances for Loan Losses. As discussed in the "Results of Operations
- Provision for Loan Losses" section, we maintain an allowance for loan losses for each of our loans at a level that we consider adequate to provide for probable losses based upon an evaluation of known and inherent risks. The following tables set forth (a) the breakdown of the allowance for loan losses on our loans in each segment and (b) the percentage of loans in each segment to total loans in the respective segments at the dates indicated:

                                                                                December 31,
                                                ----------------------------------------------------------------------------
                                                    2004            2003            2002            2001            2000
                                                ------------    ------------    ------------    ------------    ------------
Amount:
    Ocwen Recovery Group ....................   $         --    $         --    $         --    $         --    $      8,770
    Residential Discount Loans ..............             --              --             154           3,401           3,493
    Commercial Assets (1) ...................             --           3,786          16,179           5,744          10,877
    Affordable Housing ......................          4,468           4,579           4,428           1,269             139
    Corporate Items and Other ...............             78             105              --              --              --
                                                ------------    ------------    ------------    ------------    ------------
                                                $      4,546    $      8,470    $     20,761    $     10,414    $     23,279
                                                ============    ============    ============    ============    ============

(1) The decline in the allowance on Commercial Asset loans during 2004 and 2003 is primarily the result of sales and resolutions. As of December 31, 2004, all Commercial Asset loans had been sold or resolved. The allowance as a percentage of loan value for this segment was 15.4% at December 31, 2003 as compared to 19.0% at December 31, 2002 and 4.2% at December 31, 2001. See "Results of Operations-Provisions for Loan Losses" for additional information regarding our allowance as a percentage of loans.

                                                                                December 31,
                                                ----------------------------------------------------------------------------
                                                    2004            2003            2002            2001            2000
                                                ------------    ------------    ------------    ------------    ------------
Percentage of Loans to Total Loans:
    Residential Origination Services ........            0.9%             --%            0.2%            0.3%            0.5%
    Ocwen Recovery Group ....................             --              --              --              --             2.6
    Residential Discount Loans ..............             --              --             1.4            21.0            33.7
    Commercial Assets .......................             --            67.1            87.5            69.3            59.0
    Affordable Housing ......................           91.9            30.4            10.9             9.4             4.2
    Corporate Items and Other ...............            7.2             2.5              --              --              --
                                                ------------    ------------    ------------    ------------    ------------
                                                       100.0%          100.0%          100.0%          100.0%          100.0%
                                                ============    ============    ============    ============    ============

         The allocation of the allowance to each segment is not necessarily indicative of future losses and does not restrict our use of the allowance to absorb losses in any other segment.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         The following table sets forth an analysis of activity in the allowance for loan losses relating to our loans during the periods indicated:

                                                                          Years Ended December 31,
                                                ----------------------------------------------------------------------------
                                                    2004            2003            2002            2001            2000
                                                ------------    ------------    ------------    ------------    ------------
Balance at beginning of period ..............   $      8,470    $     20,761    $     10,414    $     23,279    $     26,440
Provision for loan losses ...................         (1,787)         (2,633)         13,655          15,478          15,270

Charge-offs .................................         (2,137)         (9,658)         (3,756)        (28,827)        (19,068)
Recoveries ..................................             --              --             448             484             637
                                                ------------    ------------    ------------    ------------    ------------
    Net charge-offs .........................         (2,137)         (9,658)         (3,308)        (28,343)        (18,431)
                                                ------------    ------------    ------------    ------------    ------------

Balance at end of period ....................   $      4,546    $      8,470    $     20,761    $     10,414    $     23,279
                                                ============    ============    ============    ============    ============

         Match Funded Assets. Our match funded assets were comprised of the following at the dates indicated:

                                                                                December 31,
                                                                    ------------------------------------
                                                                       2004         2003         2002
                                                                    ----------   ----------   ----------
Match funded advances on loans serviced for others:
    Principal and interest ......................................   $  107,102   $   54,516   $   66,524
    Taxes and insurance .........................................      107,710       30,176       30,301
    Other .......................................................       61,814       21,096       24,877
                                                                    ----------   ----------   ----------
                                                                       276,626      105,788      121,702
                                                                    ----------   ----------   ----------
Single family residential loans .................................           --       24,393       38,129
Commercial loans ................................................        4,134           --           --
Allowance for loan losses .......................................           --          (94)        (144)
                                                                    ----------   ----------   ----------
    Match funded loans, net .....................................        4,134       24,299       37,985
                                                                    ----------   ----------   ----------

Match funded securities .........................................           --           --        8,057
                                                                    ----------   ----------   ----------

                                                                    $  280,760   $  130,087   $  167,744
                                                                    ==========   ==========   ==========

         Match funded advances on loans serviced for others resulted from our transfer of certain residential servicing related advances to a third party in exchange for cash. The original and subsequent transfers did not qualify as sales for accounting purposes since we retained effective control of the advances. Accordingly, we report the amount of proceeds we received from the sale as a secured borrowing with pledge of collateral (match funded liabilities). The $170,838 increase in match funded advances during 2004 is primarily the result of a servicing advance securitization that was executed in November. See "Match Funded Liabilities" and Note 14 to our Consolidated Financial Statements.

         We acquired single-family residential match funded loans in connection with our acquisition of OAC. OAC had previously securitized these loans in 1998 and transferred them to a real estate mortgage investment conduit (the "Trust"), which then issued two classes of notes secured by the loans. The transfer did not qualify as a sale for accounting purposes since we retained effective control of the loans transferred. Accordingly, we reported the proceeds that we received from the transfer as a liability (match funded liabilities). Each class of the notes was subject to redemption at our option when the remaining aggregate principal balance of the loans had declined to less than 20% of the initial aggregate principal balance of the loans at the transfer date. During the third quarter of 2004, we exercised our option to redeem the notes (match funded liabilities) thereby causing the termination and liquidation of the Trust. Upon redemption of the notes, the loans were released from the Trust and were sold by us to a third party. Non-performing loans amounted to $2,321 and $3,120 at December 31, 2003 and 2002, respectively.

         Commercial match funded loans held by our GSS subsidiary in Japan resulted from the transfer, on a non-recourse basis, of an undivided 100% participation interest in certain real estate loans to a Japanese subsidiary of Merrill Lynch on March 30, 2004 in exchange for cash. The transfer did not qualify as a sale for accounting purposes as we did not meet all of the conditions for surrender of control over the transferred loans. Accordingly, we report the amount of proceeds we received from the transfer as a secured borrowing with pledge of collateral (match funded liabilities).

         Match funded securities resulted from our transfer of four unrated residual securities to a trust on December 16, 1999 in exchange for non-recourse notes. The transfer did not qualify as a sale for accounting purposes since we retained effective control over the securities transferred. Accordingly, we reported the amount of proceeds we received from the transfer as a secured borrowing with pledge of collateral

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

(match funded liabilities). In June 2003, the Ocwen NIM Trust 1999 - OAC1 adopted a plan of complete liquidation, which caused the early redemption of the related match funded liabilities. The match funded securities, which had a fair value of $5,926 at the time of transfer, were transferred to trading securities. See "Changes in Financial Condition - Trading Securities" and "- Match Funded Liabilities".

         Advances on Loans and Loans Serviced for Others. Advances related to our loan portfolios and loans we serviced for others consisted of the following at the dates indicated:

                                                     December 31,
                                           ---------------------------------
                                             2004         2003       2002
                                           ---------   ---------   ---------
Loans serviced for others:
    Principal and interest .............   $  51,782   $ 118,024   $  63,326
    Taxes and insurance ................      94,926     145,507     117,937
    Other ..............................      93,375     110,802      84,455
                                           ---------   ---------   ---------
                                             240,083     374,333     265,718
Loans ..................................         347         436         638
                                           ---------   ---------   ---------
                                           $ 240,430   $ 374,769   $ 266,356
                                           =========   =========   =========

         During any period in which the borrower is not making payments, we are required under certain servicing agreements to advance our own funds to meet contractual principal and interest remittance requirements for investors, pay property taxes and insurance premiums and process foreclosures. We generally recover such advances from borrowers for reinstated and performing loans and from investors for foreclosed loans. We record a charge to the extent that we estimate that advances are uncollectible, taking into consideration the age and nature of the advance and our historical loss experience, among other factors. Advances on loans serviced for others are net of reserves of $5,212, $4,002 and $2,939 as of December 31, 2004, 2003 and 2002, respectively. The $5,212 of reserves at December 31, 2004 includes $4,115 to provide for forbearance plan fees and multiple breach fees that may no longer be collectible. See "Results of Operations - Core Businesses - Residential Servicing".

         Advances on loans serviced for others do not include match funded advances that were transferred to a third party in transactions that did not qualify as sales for accounting purposes and that we account for as secured borrowings. The $134,250 decline in advances on loans serviced for others during 2004 is in large part due to a securitization transaction that we executed in November. See "Match Funded Assets" for information regarding these advances.

         Mortgage Servicing Rights. The unamortized balance of mortgage servicing rights is primarily related to residential assets. Our investment has declined during 2004 and 2003 as amortization exceeded purchases. The rate of amortization reflects increased actual and projected prepayments on subprime residential mortgage loans due to lower interest rates. The decline in acquisitions reflects the more cautious acquisition strategy that we adopted given the uncertainty of prepayment speeds in the current environment. In addition, we have commitments with the OTS to maintain our investment in mortgage servicing rights at or below certain levels. See Note 22 to the Consolidated Financial Statements and "General - Banking Operations" for additional information regarding these commitments. See also "Results of Operations - Non-Interest Revenue - Servicing and Other Fees" and "- Segment Results - Core Businesses - Residential Servicing".

                                                      December 31,
                                           ---------------------------------
                                              2004        2003       2002
                                           ---------   ---------   ---------
Balance at beginning of period .........   $ 166,495   $ 171,611   $ 101,107
Purchases ..............................      60,950      88,829     128,891
Amortization ...........................     (96,036)    (93,558)    (58,153)
Impairment .............................          --        (387)         --
Sales ..................................          --          --        (234)
                                           ---------   ---------   ---------
Balance at end of period ...............   $ 131,409   $ 166,495   $ 171,611
                                           =========   =========   =========

         At December 31, 2004, we serviced loans under approximately 345 servicing agreements for 22 clients. Purchases during 2004 were all for residential assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Receivables. Receivables consisted of the following at the dates indicated:

                                                      December 31,
                                           ---------------------------------
                                              2004        2003        2002
                                           ---------   ---------   ---------
Residential Servicing (1) ..............   $  24,012   $  17,353   $  10,982
Residential Origination Services .......       3,455       4,003       1,446
Commercial Servicing ...................       2,736       1,324         680
Business Process Outsourcing ...........       1,532         969          --
Ocwen Recovery Group ...................         341         260         296
Residential Discount Loans .............          --          --       1,286
Commercial Assets ......................         192       2,848       2,515
Affordable Housing (2) .................      18,308      25,581      40,327
Corporate Items and Other (3) ..........      76,143      21,977      21,368
                                           ---------   ---------   ---------
                                           $ 126,719   $  74,315   $  78,900
                                           =========   =========   =========

(1) Consist principally of fees earned and reimbursable expenses due from investors. Receivables representing fees earned totaled $4,069 and $2,769 at December 31, 2004 and 2003, respectively.

(2) Primarily represents payments to be received in future years from the sale of investments in affordable housing properties, net of unaccreted discount of $2,346, $2,901 and $3,400 at December 31, 2004, 2003 and
         2002, respectively. Balances are also net of reserves for doubtful accounts of $5,596, $4,232 and $1,340 at December 31, 2004, 2003 and
         2002, respectively. The decline in the balance during 2004 is primarily due to scheduled installment payments received, offset by an additional installment note receivable of $2,945 resulting from the sale of three properties during the fourth quarter. See "Results of Operations - Segment Results - Affordable Housing".

(3) Includes $61,591, $21,465 and $20,841 of income taxes receivable at December 31, 2004, 2003 and 2002, respectively. As of December 31, 2004, income taxes receivable includes $56,526 of federal tax refund claims, the payment of which is subject to final approval by the Joint Committee on Taxation of the U.S. Congress. We have agreed with the IRS to extend the statute of limitations with respect to these claims until December 31, 2005, and we currently expect that this approval will be issued prior to that date. The receivable balance at December 31, 2004 also included $6,872 of accrued interest on the federal tax refund claims.

         Other Assets. Other assets consisted of the following at the dates indicated:

                                                                  December 31,
                                                       ---------------------------------
                                                          2004        2003        2002
                                                       ---------   ---------   ---------
Deferred tax assets, net (1) .......................   $  17,683   $   7,547   $   8,387
Deferred debt related costs, net (2) ...............      11,216       3,113       2,946
Interest earning insurance collateral deposits (3)..       8,905       8,813          --
Loans held for resale (4) ..........................       8,437          --          --
Interest earning reserve accounts (5) ..............       5,850       4,279       4,254
Goodwill, net (6) ..................................       5,312       1,618       1,618
Prepaid expenses ...................................       4,069       3,750       3,740
Stocks and mutual funds (7) ........................       2,886          14       1,108
Capitalized software development costs, net ........       1,147       2,598       4,010
Other ..............................................       3,472       1,876       3,265
                                                       ---------   ---------   ---------
                                                       $  68,977   $  33,608   $  29,328
                                                       =========   =========   =========

(1) Deferred tax assets are net of valuation allowances of $165,927, $201,445 and $199,270 at December 31, 2004, 2003 and 2002,
         respectively. See "Results of Operations - Income Tax Expense
         (Benefit)".

(2) The $8,103 increase in net deferred debt-related costs during 2004 is primarily the result of capitalized costs directly related to our issuance of the $175,000 Convertible Notes on July 28, 2004. The unamortized balance of these issuance costs amounted to $6,107 at December 31, 2004. See "Debt Securities" for additional information regarding the Convertible Notes.

(3) These deposits were required in order to obtain surety bonds for affordable housing properties that we sold before the end of the fifteen-year tax credit amortization period, and on which we have previously claimed tax credits on our income tax returns. The surety bond is necessary in order to avoid the recapture of those tax credits previously claimed.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

(4) Loans originated in response to requests from Residential Servicing customers to refinance their mortgage. Only loans with sales commitments prior to closing are originated under this program. These loans were sold during January 2005.

(5) Represents amounts set aside from the proceeds of our match funded advance facilities to provide for possible shortfalls in the funds available to pay certain expenses and interest.

(6) The increase in goodwill during 2004 is the result of our acquisition on September 30, 2004 of Bankhaus Oswald Kruber KG, a bank located in Germany. The purchase price, plus acquisition costs, exceeded the net assets acquired by $3,694. For additional information regarding this acquisition, see Note 3 to our Consolidated Financial Statements.

(7) The $2,872 increase in the balance during 2004 primarily represents an investment by the Bank in a mutual fund that invests in assets that meet the requirements of the Community Reinvestment Act.

         Deposits. Our customer deposits decreased during 2004 primarily as a result of maturing brokered certificates of deposits. This decline reflects our reduced reliance on deposits as a source of financing our operations. See "General - Banking Operations".

         The following table sets forth information related to our deposits at the dates indicated:

                                                                       December 31,
                                     --------------------------------------------------------------------------------
                                                      2004                                      2003
                                     ---------------------------------------    -------------------------------------
                                                     Weighted        % of                     Weighted       % of
                                                     Average         Total                    Average        Total
                                       Amount          Rate        Deposits       Amount        Rate        Deposits
                                     ----------     ---------     ----------    ----------   ----------    ----------
Non interest-bearing checking
    accounts .....................   $    4,513            --%           1.5%   $    4,879           --%          1.1%
NOW and money market
    checking accounts ............       12,541           .75%           4.1%       18,313         0.90%          4.1%
Savings accounts .................        6,574           .75%           2.2%        1,657         1.00%          0.4%
                                     ----------                   ----------    ----------                 ----------
                                         23,628                          7.8%       24,849                        5.6%
                                     ----------                                 ----------
Certificates of deposit (1) (2)...      277,671                                    421,657
Unamortized deferred fees ........           --                                       (118)
                                     ----------                                 ----------
Total certificates of deposit ....      277,671          3.12%          92.2%      421,539         3.41%         94.4%
                                     ----------                   ----------    ----------                 ----------
                                     $  301,299                        100.0%   $  446,388                      100.0%
                                     ==========                   ==========    ==========                 ==========

                                                  December 31,
                                     ---------------------------------------
                                                       2002
                                     ---------------------------------------
                                                     Weighted        % of
                                                     Average        Total
                                       Amount          Rate        Deposits
                                     ----------     ---------     ----------
Non interest-bearing checking
    accounts .....................   $    4,378            --%           1.0%
NOW and money market
    checking accounts ............       17,720          1.20%           4.2%
Savings accounts .................        1,592          1.00%           0.4%
                                     ----------                   ----------
                                         23,690                          5.6%
                                     ----------
Certificates of deposit (1) (2)...      402,917
Unamortized deferred fees ........         (637)
                                     ----------
Total certificates of deposit ....      402,280          4.89%          94.4%
                                     ----------                   ----------
                                     $  425,970                        100.0%
                                     ==========                   ==========

(1)      Included $26,418, $84,426 and $198,248 at December 31, 2004, 2003 and
         2002 respectively, of brokered deposits originated through national, regional and local investment banking firms that solicit deposits from their customers, all of which are non-cancelable. During the second quarter of 2003, we exercised our right to call brokered certificates of deposit with a face value of $18,194 that carried an interest rate of 6%.

(2) At December 31, 2004, 2003 and 2002, certificates of deposit with outstanding balances of $100 or more amounted to $75,899, $137,746 and $125,451, respectively. Of the $75,899 of such deposits at December 31, 2004, $8,800 were from political subdivisions in New Jersey and were secured or collateralized as required under state law. The basic insured amount of a depositor is $100. Deposits maintained in different categories of legal ownership are separately insured.

         The following table sets forth the remaining maturities for our time deposits with balances of $100 or more at December 31, 2004:

Matures within three months ......................   $ 33,258
Matures after three months through six months ....      5,032
Matures after six months through twelve months ...     21,287
Matures after twelve months ......................     16,322
                                                     --------
                                                     $ 75,899
                                                     ========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Escrow Deposits. Escrow deposits amounted to $125,977, $116,444 and $84,986 at December 31, 2004, 2003 and 2002, respectively. The balance consisted principally of custodial deposit balances representing collections that we made from borrowers for the payment of taxes and insurance premiums on mortgage properties underlying loans that we serviced for others. Such balances amounted to $105,924, $96,924 and $72,254 at December 31, 2004, 2003 and 2002,
respectively. See "Results of Operations - Non-Interest Revenue - Servicing and Other Fees."

         Match Funded Liabilities. Match funded liabilities represent proceeds received from transfers of loans, residual securities and advances on our loans serviced for others. Because we retained effective control over the assets transferred, these transfers did not qualify as sales for accounting purposes and, therefore, we report them as secured borrowings with pledges of collateral. Our match funded liabilities were comprised of the following at the dates indicated:

                                                                                                 December 31,
                                                                                  -----------------------------------------
Collateral                                    Interest rate                          2004           2003           2002
-----------------------------------------     ------------------------------      -----------    -----------    -----------
Advances on loans serviced for others (1)     LIBOR plus 175 basis points         $    90,851    $    94,967    $   106,797
Advances on loans serviced for others (2)     See (2)                                 149,342             --             --
Single family loans (3)                       LIBOR plus 65-70 basis points                --         20,427         32,217
Commercial loans (4)                                                                    4,134             --             --
Unrated residual securities (5)               9.50%                                        --             --          8,057
                                                                                  -----------    -----------    -----------
                                                                                  $   244,327    $   115,394    $   147,071
                                                                                  ===========    ===========    ===========

(1) Under the terms of the agreement, we are eligible to finance additional advances on loans serviced for others up to a maximum balance of $200,000. This facility will mature January 2006.

(2) In November 2004, we executed a servicing advance securitization. This transaction involved the issuance of a term note for $100,000 and a one-year variable funding note for a maximum of $75,000. The term note bears interest at LIBOR plus 50 basis points. The variable funding note bears interest at a commercial paper rate plus a margin that approximates LIBOR plus 53 basis points. Under the terms of the agreement, as of December 31, 2004, we are eligible to finance additional advances on loans serviced for others of $25,658. The term note under this facility has a stated maturity of October 2013. The variable funding note has a stated maturity of November 2010.

(3) During the third quarter of 2004, we exercised our option to redeem the bonds that were secured by single family loans. See "Match Funded Assets".

(4)      Represents a 100% participation interest held by a third party.

(5) During the second quarter of 2003, the Ocwen NIM Trust 1999 - OAC1 adopted a plan of complete liquidation and, thereby, caused the early redemption of the match funded liabilities that were secured by residual securities. See "Match Funded Assets."

         See "Match Funded Assets" and "Liquidity, Commitments and Off-Balance Sheet Risks - Liquidity".

         Debt Securities. Debt securities consisted of the following at the dates indicated:

                                                                                             December 31,
                                                                                  ---------------------------------
                                                                                     2004        2003        2002
                                                                                  ---------   ---------   ---------
11.875% Notes due October 1, 2003 (1) ........................................    $      --   $      --   $  43,475
12% Subordinated Debentures due June 15, 2005 (2) ............................           --          --      33,500
3.25% Contingent Convertible Senior Unsecured Notes due August 1, 2024 (3)....      175,000          --          --
10.875% Capital Securities due August 1, 2027 (4) ............................       56,249      56,249          --
                                                                                  ---------   ---------   ---------
                                                                                  $ 231,249   $  56,249   $  76,975
                                                                                  =========   =========   =========

(1) The remaining $43,475 balance of these notes matured on October 1, 2003. On November 26, 2002 we had exercised our redemption option and called $40,000 of these notes at a price of 102.969%. Earlier during 2002, we had repurchased $3,550 of these notes in the open market.

(2) On September 30, 2003 we exercised our redemption option and called the remaining balance of $33,065 at a price of 101.333%, or a premium of $441. Also, during the second quarter of 2003 we repurchased $435 in the open market resulting in a loss of $4. On November 26, 2002 we had exercised our redemption option and called $33,500 of these debentures at a price of 102.667%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

(3) On July 28, 2004, OCN issued $175,000 aggregate principal amount of 3.25% Contingent Convertible Senior Unsecured Notes due 2024 ("Convertible Notes") in a private placement as permitted by the Securities Act of 1933, as amended. The Convertible Notes are senior unsecured obligations and bear interest at the rate of 3.25% per year. Interest is payable on February 1 and August 1 of each year, beginning on February 1, 2005. The Convertible Notes will be convertible at the option of the holder thereof under certain circumstances into shares of our common stock at an initial conversion rate of 82.1693 shares per $1 principal amount of the Convertible Notes, subject to adjustment. Upon conversion, we may at our option choose to deliver, in lieu of common stock, cash or a combination of cash and common stock. See Note 16 to our Consolidated Financial Statements for additional details regarding the Convertible Notes.

(4) Capital Securities were reclassified to notes and debentures effective July 1, 2003 with our adoption of SFAS No. 150. See Note 1 to our Consolidated Financial Statements.

         For additional information regarding our debt securities, see "Results of Operations - Gain (Loss) on Repurchase of Debt" and Note 16 to our Consolidated Financial Statements.

         Lines of Credit and Other Secured Borrowings. We have obtained secured line of credit arrangements from unaffiliated financial institutions as follows at the dates indicated:

                                                                                                                December 31,
                                                                                                        ---------------------------
Borrowing Type                     Collateral               Maturity          Interest Rate (1)            2004            2003
---------------------    ------------------------------   -------------   --------------------------    -----------     -----------
Line of credit           Advances on loans serviced for    March 2004     LIBOR + 200 basis points      $        --     $    68,548
                           others (2)
Line of credit           Advances on loans serviced for   October 2004    LIBOR + 200 basis points               --           9,386
                           others (2)
Senior secured credit    Purchased mortgage servicing      April 2005     LIBOR + 162.5 or 225 basis         24,218          35,321
agreement                  rights and advances on loans                   points
                           serviced for others (3)
Senior secured credit    Purchased mortgage servicing     December 2005   LIBOR + 250 basis points           11,458              --
agreement                  rights
Installment notes        Purchased mortgage servicing       July 2004     2.81%                                  --           2,332
                           rights
Mortgage note            Real estate - office building      May 2005      LIBOR + 350 basis points,              --          20,000
                         (4)                                              floor of 5.75%
Mortgage note            Office building (5)              October 2014    5.62%                              14,936              --
Secured loan             Trading securities -  UK         November 2004   LIBOR + 275 basis points               --          11,562
                           unrated subprime residuals
Term loan                Loan receivable                   March 2005     LIBOR + 250 basis points               --           3,235
                                                                                                        -----------     -----------
                                                                                                        $    50,612     $   150,384
                                                                                                        ===========     ===========

(1) 1-month LIBOR was 2.40% and 1.12% at December 31, 2004 and December 31, 2003, respectively.

(2) This line was fully repaid subsequent to December 31, 2003 and was not renewed.

(3) Maximum amount of borrowing under this facility is $70,000. We are currently in negotiations with the lender to possibly extend the maturity date and increase the maximum amount of borrowing.

(4) We sold our office building located in Jacksonville, Florida in January 2004 and the buyer assumed this note at that time. See "Changes in Financial Condition - Real Estate".

(5) Collateral represents our loan servicing call center located in Orlando, Florida. We entered into this mortgage in October 2004.

         See "Liquidity, Commitments and Off-Balance Sheet Risks - Liquidity" for additional information regarding sources of funding.

         Company Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company ("Capital Securities"). As indicated in "Debt Securities" above, the outstanding balance of the 10.875% Capital Securities due August 1, 2027 of $56,249 has been classified as a liability effective July 1, 2003 upon our adoption of SFAS No.
150. See Notes 1 and 16 to the Consolidated Financial Statements. The outstanding balance of the 10.875% Capital Securities amounted to $56,249 at December 31, 2003 and

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

2002. During 2002 we repurchased $4,910 of the Capital Securities in the open market. See "Results of Operations -Gain (Loss) on Repurchase of Debt".

         Minority Interest in Subsidiaries. Minority interest of $1,530, $1,286 and $1,778 at December 31, 2004, 2003 and 2002, respectively, represents the investment by others in Global Servicing Solutions, LLC, which we formed during the third quarter of 2002 to establish, license and operate distressed asset management servicing companies in various countries around the world. See the Principles of Consolidation section of Note 1 to our Consolidated Financial Statements.

         Stockholders' Equity. Stockholders' equity amounted to $330,108 at December 31, 2004 as compared to $317,258 at December 31, 2003 and $310,718 at December 31, 2002. The $12,851 increase in stockholders' equity during 2004 was primarily due to net income of $57,724, the issuance of 543,260 shares of common stock as a result of stock option exercises and the issuance of 203,088 shares of restricted stock to employees as part of our annual incentive awards, offset in large part by our repurchase of 5,481,100 shares of common stock. See Consolidated Statements of Changes in Stockholders' Equity, which provides the details of changes in stockholders' equity for the past three years, and Notes 1 and 21 to our Consolidated Financial Statements.

ASSET AND LIABILITY MANAGEMENT

         Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. Our objective is to control risks associated with interest rate and foreign currency exchange rate movements. Our Asset/Liability Management Committee (the "Committee"), which is composed of certain of our officers, formulates and monitors our asset and liability management strategy in accordance with policies approved by our Board of Directors. The Committee meets to review, among other things, the sensitivity of our assets and liabilities to interest rate changes and foreign currency exchange rate changes, the book and market values of assets and liabilities, unrealized gains and losses, including those attributable to hedging transactions, purchase and sale activity, and maturities of investments and borrowings. The Committee also approves and establishes pricing and funding decisions with respect to overall asset and liability composition.

         The Committee's methods for evaluating interest rate risk include an analysis of the our interest rate sensitivity "gap," which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

         The following table sets forth the estimated maturity or repricing of our interest-earning assets and interest-bearing liabilities at December 31, 2004. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except:

     . Adjustable-rate loans, performing discount loans and securities are included in the period in which they are first scheduled to adjust and not in the period in which they mature,
     . Fixed-rate mortgage-related securities reflect prepayments that were estimated based on analyses of broker estimates, the results of a prepayment model we use and empirical data,
     . Non-performing discount loans reflect the estimated timing of resolutions that result in repayment to us,
     . NOW and money market checking deposits and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on our detailed studies of each such category of deposit and,
     . Escrow deposits and other non interest-bearing checking accounts, which amounted to $130,491 at December 31, 2004, are excluded.

         We believe that these assumptions approximate actual experience and consider them reasonable; however, the interest rate sensitivity of our assets and liabilities in the table could vary substantially if we were to use different assumptions or actual experience differs from the historical experience on which we based the assumptions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

                                                                             December 31, 2004
                                                 ------------------------------------------------------------------------
                                                                  Four to       More Than
                                                 Within Three     Twelve       One Year to    Three Years
                                                    Months        Months       Three Years      and Over         Total
                                                 ------------   ------------   ------------   ------------   ------------
Rate-Sensitive Assets:
  Interest-earning deposits ...................  $    116,206   $         --   $         --   $         --   $    116,206
  Trading securities ..........................        24,303         47,222         39,542         14,675        125,742
  Investment securities, net ..................         5,859          2,877             --             --          8,736
  Loans, net (1) ..............................           234            529          1,187          1,842          3,792
  Match funded loans (1) ......................         4,134             --             --             --          4,134
                                                 ------------   ------------   ------------   ------------   ------------
    Total rate-sensitive assets ...............       150,736         50,628         40,729         16,517        258,610
                                                 ------------   ------------   ------------   ------------   ------------
Rate-Sensitive Liabilities:
  NOW and money market checking deposits ......        10,418            244            521          1,358         12,541
  Savings deposits ............................         4,891            259            513            911          6,574
  Certificates of deposit .....................       109,971         91,884         68,706          7,110        277,671
                                                 ------------   ------------   ------------   ------------   ------------
  Total interest-bearing deposits .............       125,280         92,387         69,740          9,379        296,786
  Match funded liabilities ....................       244,327             --             --             --        244,327
  Lines of credit and other secured borrowings         24,218         11,458             --         14,936         50,612
  Debt securities .............................            --             --             --        231,249        231,249
                                                 ------------   ------------   ------------   ------------   ------------
    Total rate-sensitive liabilities ..........       393,825        103,845         69,740        255,564        822,974
                                                 ------------   ------------   ------------   ------------   ------------
Interest rate sensitivity gap (2) .............  $   (243,089)  $    (53,217)  $    (29,011)  $   (239,047)  $   (564,364)
                                                 ============   ============   ============   ============   ============

Cumulative interest rate sensitivity gap ......  $   (243,089)  $   (296,306)  $   (325,317)  $   (564,364)
                                                 ============   ============   ============   ============
Cumulative interest rate sensitivity gap as a
  percentage of total rate-sensitive assets ...        (94.00)%      (114.58)%      (125.79)%      (218.23)%

AS OF DECEMBER 31, 2003
Cumulative interest rate sensitivity gap ......  $   (372,312)  $   (505,845)  $   (615,111)  $   (657,002)
                                                 ============   ============   ============   ============
Cumulative interest rate sensitivity gap as a
  percentage of total rate-sensitive assets ...       (349.48)%      (474.82)%      (577.38)%      (616.71)%

(1)      We have not reduced balances for non-performing loans.

(2) We had no rate-sensitive financial instruments outstanding at December 31, 2004.

         We have experienced a large negative interest rate sensitivity gap in recent years. The negative interest rate sensitivity gap reflects the economics of our Residential Servicing business. At December 31, 2004, we had servicing advances of $517,056 consisting of advances on loans and loans serviced for others of $240,430 and match funded advances on loans serviced for others of $276,626. Servicing advances do not bear interest but are generally funded with interest bearing liabilities. As a result, these instruments result in a negative interest rate sensitivity gap. In addition, we earn interest on float balances. We earn a short term, 30 days or less, rate of interest on float balances. These float balances, which are not included in our financial statements, amounted to $867,884, $1,429,986 and $581,507 at December 31, 2004,
2003 and 2002, respectively. When the float balances are considered by adding them to the within three months rate-sensitive assets, the interest rate sensitivity gap shifts from negative to positive.

         The OTS has established specific minimum guidelines for thrift institutions to observe in the area of interest rate risk as described in Thrift Bulletin No. 13a, "Management of Interest Rate Risk, Investment Securities, and Derivative Activities" ("TB 13a"). Under TB 13a, institutions are required to establish and demonstrate quarterly compliance with board-approved limits on interest rate risk that are defined in terms of net portfolio value ("NPV"). We use NPV to measure our exposure to interest rate risk. NPV is calculated as the net present value of expected cash flows from an institution's existing assets, less the net present value of the expected cash flows from existing liabilities, plus the net present value of expected cash inflows from existing financial derivatives and off-balance sheet contracts. Cash flows for each asset and liability are based on the contractual rates and terms at the individual asset and liability level. These cash flows are discounted to the present period using a discount rate that is relevant to the particular asset or liability, to arrive at the base case scenario. Deposits instruments are discounted using their annual percentage rate paid to the depositor, loans at their contractual interest rate. Residual and subordinate securities are discounted at rates ranging from 18% to 21% depending on the composition of their underlying collateral and its performance.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         The NPV model does not value new business activity or other projected or possible changes in the company's balance sheet. Rather, it takes a snapshot view of the portfolio at each quarter-end and estimates its economic value at that time, and the value of the portfolio under the different interest rate scenarios. The model estimates the current, or base case, economic value of each type of asset, liability and off-balance sheet contract at the end of each quarter.

         NPV is useful in assessing interest rate risk in that it measures how changes in interest rates might affect the economic value of a portfolio of assets, liabilities and off balance sheet contracts. By recalculating NPV under various interest rate scenarios we can see the consequences of our business strategy under several possible alternative courses of interest rates, and evaluate the extent to which we may want to alter our interest rate exposure through hedging or other techniques.

         The board-approved limits specify the minimum net portfolio value ratio ("NPV Ratio") allowable under current interest rates and hypothetical interest rate scenarios. An institution's NPV Ratio for a given interest rate scenario is calculated by dividing the NPV that would result in that scenario by the present value of the institution's assets in that same scenario. The hypothetical scenarios are represented by immediate, permanent, parallel movements (shocks) in the term structure of interest rates of plus 100, 200 and 300 basis points and minus 100 basis points from the actual term structure observed at quarter end. The NPV Ratio may be interpreted as an indicator of capital strength in each scenario: the higher the NPV Ratio, the greater is the institution's ability to weather negative events. The change in an institution's NPV Ratio across the various scenarios gives an indication of the institutions capacity to withstand interest rate stress. The current NPV Ratio for each of the five rate scenarios and the corresponding limits approved by the Board of Directors, as applied to Ocwen Financial Corporation and its subsidiaries, are as follows at December 31, 2004:

                                   Board Limits          Current
Rate Shock in basis points     (minimum NPV Ratios)     NPV Ratios
--------------------------     --------------------     ----------
           +300                       5.00%               30.60%
           +200                       6.00%               29.33%
           +100                       7.00%               27.93%
            0                         8.00%               25.84%
           -100                       7.00%               22.97%

         The Committee also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income or expense and NPV and evaluating such impacts against the maximum potential changes in net interest income and NPV that is authorized by the Board of Directors, as applied to Ocwen Financial Corporation and its subsidiaries. We calculate the cash flows associated with the loan portfolios and securities based on prepayment and default rates that vary by asset. We generate projected losses, as well as prepayments, based upon the actual experience with the subject pool, as well as similar, more seasoned pools. To the extent available, we use loan characteristics such as loan-to-value ratio, interest rate, credit history, prepayment penalty terms and product types to produce the projected loss and prepayment assumptions that are included in the cash flow projections of the securities. When we shock interest rates we further adjust these projected loss and prepayment assumptions. The base interest rate scenario assumes interest rates at December 31, 2004. The base case net interest expense is a projection of interest for the following 12 months based on the net interest income expense in our consolidated statement of operations for the last month of the year. A weighted average rate of interest is calculated based on the interest rate sensitivity gap of our rate sensitive assets and liabilities that are scheduled to mature over the first twelve months following the end of the year. The weighted average interest rate is then applied against the interest rate sensitivity gap for this twelve month period to determine the base case net interest expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         An interest rate sensitivity gap is calculated for each interest rate scenario, and a hypothetical net interest expense is calculated based upon the weighted average interest rate. The result is then compared to the base case net interest expense to determine the percentage increase or decrease in net interest expense that each scenario produces relative to the base case. The following table quantifies the potential changes in net interest expense and NPV should interest rates go up or down (shocked) 300 or 100 basis points, respectively, assuming the yield curves of the rate shocks will be parallel to each other. Actual results of Ocwen Financial Corporation and its subsidiaries could differ significantly from the results estimated in this table:

                                       Estimated Changes in
                               -----------------------------------
Rate Shock in basis points     Net Interest Expense (1)      NPV
--------------------------     ------------------------    -------
           +300                        1890.24%              22.51%
           +200                        1260.16%              16.17%
           +100                         630.08%               9.36%
            0                             0.00%               0.00%
           -100                        (630.08)%            (12.77)%

(1) The base case interest expense was based on net interest income of only $73 for the month of December 2004. Therefore, the estimated changes in net interest expense expressed as a percent are significant.

         The following table shows our financial instruments that are sensitive to changes in interest rates, categorized by expected maturity or repricing characteristics, and the fair values of those instruments at December 31, 2004:

                                                      Expected Maturity Date at December 31, 2004 (1)
                                    ----------------------------------------------------------------------------------
                                                                                                               Total       Fair
                                      2005        2006        2007        2008        2009      Thereafter    Balance      Value
                                    ---------   ---------   ---------   ---------   ---------   ----------   ---------   ---------
Rate-Sensitive Assets:
  Interest-earning deposits .....   $ 116,206   $      --   $      --   $      --   $      --   $       --   $ 116,206   $ 116,206
    Average interest rate .......        0.75%       0.00%       0.00%       0.00%       0.00%        0.00%       0.75%
  Trading securities ............      71,525      31,319       8,223       4,679       2,288        7,708     125,742     125,742
    Average interest rate .......        4.77%       6.51%      14.65%      16.09%       19.92%      22.46%       7.63%
  Investment securities, net ....       8,736          --          --          --          --           --       8,736       8,736
    Average interest rate .......        3.64%       0.00%       0.00%       0.00%       0.00%        0.00%       3.64%
  Loans, net (2) ................         763         728         459         339         292        1,211       3,792       3,870
    Average interest rate .......        5.00%       3.00%       4.00%       5.00%       5.00%        5.00%       5.00%
  Match funded loans (2) ........       4,134          --          --          --          --           --       4,134       4,134
    Average interest rate .......        0.00%       0.00%       0.00%       0.00%       0.00%        0.00%       0.00%
                                    ---------   ---------   ---------   ---------   ---------   ----------   ---------   ---------
      Total rate-sensitive assets   $ 201,364   $  32,047   $   8,682   $   5,018   $   2,580   $    8,919   $ 258,610   $ 258,688
                                    =========   =========   =========   =========   =========   ==========   =========   =========
Rate-Sensitive Liabilities:
  NOW and money market deposits .   $  10,662   $     282   $     240   $     203   $     173   $      981   $  12,541   $  12,184
    Average interest rate .......        0.66%       0.25%       0.25%       0.25%       0.25%        0.25%       0.60%
  Savings deposits ..............       5,150         285         228         182         146          583       6,574       6,487
    Average interest rate .......        1.07%       0.75%       0.75%       0.75%       0.75%        0.75%       1.00%
  Certificates of deposit .......     201,855      46,697      22,008       4,713         130        2,268     277,671     280,659
    Average interest rate .......        1.20%       0.88%       0.65%       0.17%       0.11%       13.00%       1.18%
                                    ---------   ---------   ---------   ---------   ---------   ----------   ---------   ---------
      Total interest-bearing
       deposits .................     217,667      47,264      22,476       5,098         449        3,832     296,786     299,330
  Match funded liabilities ......     244,327          --          --          --          --           --     244,327     244,327
    Average interest rate .......        3.32%       0.00%       0.00%       0.00%       0.00%        0.00%       3.32%
  Lines of credit and other
   secured borrowings ...........      35,676          --          --          --          --       14,936      50,612      50,612
    Average interest rate .......        4.52%       0.00%       0.00%       0.00%       0.00%        5.62%       4.84%
  Debt securities ...............          --          --          --          --     175,000       56,249     231,249     228,003
    Average interest rate .......        0.00%       0.00%       0.00%       0.00%       3.00%       10.88%       4.92%
                                    ---------   ---------   ---------   ---------   ---------   ----------   ---------   ---------
      Total rate-sensitive
       liabilities ..............   $ 497,670   $  47,264   $  22,476   $   5,098   $ 175,449   $   75,017   $ 822,974   $ 822,272
                                    =========   =========   =========   =========   =========   ==========   =========   =========

(1) Expected maturities are contractual maturities adjusted for prepayments of principal. We use certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and prepayments of principal. We base the prepayment experience reflected herein on our historical experience. The actual maturities of these instruments could vary substantially if future prepayments differ from our historical experience.

(2)      We have not reduced balances for non-performing loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         The expected maturity or repricing dates of interest rate-sensitive assets and liabilities as of December 31, 2004, 2003 and 2002 compare as follows:

                                    1st Year     2nd Year     3rd Year     4th Year     5th Year     Thereafter      Total
                                    ---------    ---------    ---------    ---------    ---------    ----------    ---------
Total rate-sensitive assets:
2004
  Amount ........................   $ 201,364    $  32,047    $   8,682    $   5,018    $   2,580    $    8,919    $ 258,610
  Percent of total ..............       77.86%       12.39%        3.36%        1.94%        1.00%         3.45%      100.00%
2003
  Amount ........................   $  50,705    $  21,938    $   8,858    $   5,836    $   3,744    $   15,453    $ 106,534
  Percent of total ..............       47.59%       20.59%        8.31%        5.48%        3.51%        14.52%      100.00%
2002
  Amount ........................   $ 216,990    $  47,774    $   9,460    $   6,198    $   4,494    $   17,888    $ 302,804
  Percent of total ..............       71.66%       15.78%        3.12%        2.05%        1.48%         5.91%      100.00%

Total rate-sensitive liabilities:
2004
  Amount ........................   $ 497,670    $  47,264    $  22,476    $   5,098    $ 175,449    $   75,017    $ 822,974
  Percent of total ..............       60.47%        5.74%        2.73%        0.62%       21.32%         9.12%      100.00%
2003
  Amount ........................   $ 556,550    $ 112,780    $  27,283    $   7,425    $   2,326    $   57,172    $ 763,536
  Percent of total ..............       72.89%       14.77%        3.57%        0.97%        0.30%         7.50%      100.00%
2002
  Amount ........................   $ 558,541    $  79,554    $  62,929    $   1,852    $   4,213    $   21,295    $ 728,384
  Percent of total ..............       79.69%       10.92%        8.64%        0.25%        0.58%         2.92%      100.00%

         The Committee is authorized to utilize a wide variety of off-balance sheet financial techniques to assist it in the management of interest rate risk and foreign currency exchange rate risk. These techniques include interest rate exchange contracts or "swap" agreements, interest rate caps and floors, U.S. Treasury interest rate futures contracts, foreign currency futures contracts, foreign currency forwards and European swaptions and put options.

         Interest Rate Risk Management. In general, we manage our interest rate risk by monitoring the extent of our exposure to changes in interest rates as a whole and in relation to specific transactions. As a whole, we consider the extent to which we have an overall positive or negative interest rate gap, including balances in the float accounts. We may manage our overall interest rate exposure by entering into derivative contracts. For example, during 2003, we entered into interest rate swaps to receive a two-year fixed interest rate and pay a short-term interest rate that reduced the size of the positive 3-month gap and reduced the size of the negative 1-3 year gap. These swaps, which were not accounted for as hedging transactions, were subsequently closed out prior to December 31, 2003 at a gain of $1,076.

         In addition, during most of 2003 we held interest rate cap and interest rate floor contracts that were closed out in October 2003. The cap and floor transactions had been executed in prior years in connection with two specific financing transactions. The purpose of the derivative instruments was to economically hedge interest rate exposure. In one case we purchased interest rate caps to hedge our exposure to increasing interest rates arising from our issuance of floating rates notes. In the second case we purchased interest rate floors to hedge our exposure to declining interest rates arising from our issuance of fixed rate notes. See the "Derivative Financial Instruments" section of Note 1 and the "Interest Rate Risk Management" section of Note 18 to our Consolidated Financial Statements.

         Foreign Currency Exchange Rate Risk Management. We have entered into foreign currency futures to hedge our net investments in foreign subsidiaries that own residual securities backed by subprime residential loans originated in the UK and the shopping center located in Halifax, Nova Scotia. Our principal exposure to foreign currency exchange rates exists with the British Pound versus the U.S. dollar and the Canadian Dollar versus the U.S. dollar. Our policy is to periodically adjust the amount of foreign currency derivative contracts that we have entered into in response to changes in our recorded investment in these foreign entities as well as to changes in our assets denominated in a foreign currency. Our net exposures are subject to gain or loss if foreign currency exchange rates fluctuate. See the "Derivatives Financial Instruments" section of
Note 1 and the "Foreign Currency Exchange Rate Risk Management" section of Note 18 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

LIQUIDITY, COMMITMENTS AND OFF-BALANCE SHEET RISKS

     Liquidity. Our primary sources of funds for liquidity are:

     .   Lines of credit and other secured borrowings
     .   Match funded debt
     .   Debt securities
     .   Deposits
     .   Servicing fees
     .   Payments received on loans and securities
     .   Proceeds from sales of assets

         We closely monitor our liquidity position and ongoing funding requirements. At December 31, 2004, we had $274,111 of unrestricted cash and cash equivalents and $61,095 of short-term investment grade securities. Among the risks and challenges associated with our funding activities are the following:

     . Scheduled maturities of all certificates of deposit for 2005, 2006 and thereafter amount to $201,934, $47,006 and $28,731, respectively. However, as noted in "Banking Operations" debanking if successful, will require that we make a cash payment to the purchaser of our branch that will be based in part on the amount of deposits assumed.
     . Cash requirements to fund our acquisition of additional servicing rights and related advances.
     . The maturity of existing collateralized lines of credit and other secured borrowings totaling $35,676 at various times in 2005.
     .   Ongoing cash requirements to fund operations of our holding company.
     . Potential extension of resolution and sale timelines for non-core assets.

         Our reliance on deposits has been reduced through sales of non-core assets and by diversifying our funding sources, including obtaining credit facilities for servicing rights and advances. If, as described under "Banking Operations", we are successful in our de-banking efforts and cease to control a federal savings bank, we would no longer be able to rely on deposits obtained in the United States through the Bank as a source of funding.

         Alternative sources of corporate funding that have been secured recently include the following:

     . On July 28, 2004 we issued $175,000 aggregate principal amount of 3.25% Convertible Notes due 2024. The notes are convertible at the option of the holders, if certain conditions are met, into shares of our common stock. We have used 25% of the gross proceeds of the sale of the Convertible Notes to repurchase, in privately negotiated transactions concurrent with the private placement of the Convertible Notes, 4,850,000 shares of our common stock at a price of $9.02 per share. We have used the remaining proceeds, net of underwriting discount and other expenses, primarily to repay maturing deposits and other liabilities, increase our cash and invest in short-term AAA-rated securities. See "Debt Securities" for additional information regarding the Convertible Notes.
     . In October 2004, we obtained a mortgage on our call center in Orlando, Florida in the amount of $15,000. The note matures in October 2014 and interest accrues at an annual fixed rate of 5.62%. The balance outstanding at December 31, 2004 was $14,936.

         In the last several years, our Residential Servicing business has grown through the purchase of servicing rights. Servicing rights entitle the owner to earn servicing fees and other types of ancillary income and impose various obligations on the servicer. Among these are the obligations to advance our own funds to meet contractual principal and interest payments for certain investors and to pay taxes, insurance and various other items that are required to preserve the assets being serviced.

         Our ability to expand our Residential Servicing business depends in part on our ability to obtain additional financing to purchase new servicing rights and to fund servicing advances. We currently use a variety of sources of debt to finance these assets, including match funded agreements, deposits, credit facilities and seller financing. Our credit facilities provide financing to us at amounts that are less than the full value of the related servicing assets that serve as collateral for the credit facilities. If we cannot replace or renew these sources as they mature or obtain additional sources of financing, we may be unable to acquire new servicing rights or make the associated advances. Credit facilities directly related to our Residential Servicing business is summarized as follows:

     . Under a match funding agreement that we entered into on December 20, 2001, we are eligible to sell advances on loans serviced for others up to a maximum debt balance of $200,000 at any one time. At December 31, 2004, we had $90,851 of match funded liabilities outstanding under this facility, which will mature in January 2006. The sales of advances do not qualify as sales for accounting purposes; therefore, we report them as secured borrowings with pledges of collateral.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

     . In April 2003, we also entered into a $60,000 secured in credit agreement that may be used to fund servicing advances and acquisitions of servicing rights. The agreement matured in April 2004 and was renewed through April 2005. The size of the facility was increased to $70,000. At December 31, 2004, we had a balance outstanding under this agreement of $24,218.
     . In December 2003, we entered into a $12,500 secured credit agreement under which any borrowings are collateralized by mortgage servicing rights. In January 2004, we borrowed $12,500 under this facility and the balance outstanding as of December 31, 2004 was $11,458.
     . On November 17, 2004, we entered into a match funded agreement under which we transferred certain of our advances on loans serviced for others. As of December 31, 2004, proceeds received in connection with this transfer of advances were $149,342. As of December 31, 2004, there was $25,658 of capacity available under this facility. The transfers of advances under this agreement do not qualify as sales for accounting purposes because we retain effective control of the advances. Accordingly, we report the advances transferred as match funded assets and the amount of proceeds we receive from the transfers as a secured borrowing with pledge of collateral. The $100,000 term note under this facility has a stated maturity of October 2013. The variable funding note has a stated maturity of November 2010.

         We believe that our existing sources of liquidity, including internally generated funds, will be adequate to fund our planned activities for the foreseeable future, although there can be no assurances in this regard. As discussed above, we continue to evaluate other sources of liquidity, such as debt securities, lines of credit from unaffiliated parties, match funded debt and other secured borrowings.

         Our operating activities provided (used) $(23,287), $47,358 and $249,166 of cash flows during 2004, 2003 and 2002, respectively. The decline in operating cash flows in 2004 as compared to 2003 is in large part due to purchases of investment grade securities (primarily CMOs) during 2004 to meet the Bank's QTL requirements. During 2002 cash was generated from operating activities, despite the net loss recorded, for two reasons. First, the net losses included a significant amount of non-cash reserves and impairment charges. Second, our securities portfolio generated positive cash flow through sales and interest and principal payments.

         Our investing activities provided (used) cash flows totaling $39,625, $(19,164) and $75,940 during 2004, 2003 and 2002, respectively. During the foregoing years, cash flows from our investing activities were provided primarily from principal payments on our loans, and proceeds from sales of loans and real estate. We used cash flows from our investing activities primarily to purchase mortgage servicing rights and fund loans made to facilitate sales of real estate. The increase in net cash provided by investing activities in 2004 as compared to 2003 is primarily due to an increase in proceeds from sales of real estate and a decline in purchases of mortgage servicing rights.

         Our financing activities provided (used) cash flows of $41,583, $9,489 and $(393,514) during 2004, 2003 and 2002, respectively. New sources of financing in 2004, including the match funding agreement and our issuance of $175,000 of 3.25% Convertible Notes, more than offset the run-off of deposits, declines in secured borrowings and repurchases of common stock. Cash flows from financing activities in 2003 reflected our effort at that time to pay off our high-yield debt and replace it with less expensive sources of financing, including secured credit facilities and non-brokered deposits. Financing cash flows in 2002 were primarily used to repay maturing brokered certificates of deposit, repurchase high-yield debt and repay securities sold under agreements to repurchase.

         Negative rating actions may adversely impact our business and financing activities. The following is a summary of recent rating actions by rating agencies:

     . The U.S. Department of Housing and Urban Development, Freddie Mac and Fannie Mae have approved the Bank as a loan servicer. Standard & Poor's has rated the Bank as "Strong" as a Residential Subprime Servicer and Residential Special Servicer. "Strong" represents Standard & Poor's highest ratings category. On April 23, 2004, Standard & Poor's placed these ratings on watch with negative implications.
     . Moody's has rated the Bank as "SQ2" as a Residential Subprime Servicer and as a Residential Special Servicer. "SQ2" represents Moody's above average rating category.
     . Fitch has rated us "RPS2" for Residential Subprime Servicing and "RSS2" for Residential Special Servicing. These represent Fitch's second highest categories, respectively. On March 1, 2004, Fitch placed our "RPS2" rating for Residential Subprime Servicing and our "RSS2" rating for Residential Special Servicing on negative watch. On December 29, 2004, Fitch removed our Residential Subprime Servicing and Residential Special Servicing ratings from negative watch.

         These rating actions have not had a material impact on our business or financing activities. Certain of our servicing agreements require minimum servicer ratings; we remain well in excess of those requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)

         Commitments. The following table sets forth certain information regarding amounts we owe to others under contractual obligations as of December 31, 2004 based on maturities and payment due dates:

                                                  After One Year    After Three
                                    Less Than     Through Three    Years Through     After Five
   Contractual Obligations          One Year          Years          Five Years         Years            Total
------------------------------   --------------   --------------   --------------   --------------   -------------
Convertible Notes ............   $           --   $           --   $          --    $      175,000   $     175,000
Capital Trust Securities .....               --               --               --           56,249          56,249
Operating leases .............            3,631            4,669            2,071            1,708          12,079
Certificates of deposit ......          201,934           68,376            7,361               --         277,671
Lines of credit and other
 secured borrowings ..........           35,676               --               --           14,936          50,612
                                 --------------   --------------   --------------   --------------   -------------
Total ........................   $      241,241   $       73,045   $        9,432   $      247,893   $     571,611
                                 ==============   ==============   ==============   ==============   =============

         We believe that we have adequate resources to fund all unfunded commitments to the extent required and meet all contractual obligations as they come due. See Note 27 to our Consolidated Financial Statements for additional information regarding commitments and contingencies.

         Off-Balance Sheet Risks. In addition to commitments to extend credit, we are party to various off-balance sheet financial instruments in the normal course of our business to manage our interest rate risk and foreign currency exchange rate risk. See Note 27 to our Consolidated Financial Statements and "Asset and Liability Management" above.

         We conduct business with a variety of financial institutions and other companies in the normal course of business, including counterparties to our off-balance sheet financial instruments. We are subject to potential financial loss if the counterparty is unable to complete an agreed upon transaction. We seek to limit counterparty risk through financial analysis, dollar limits and other monitoring procedures.

REGULATORY CAPITAL AND OTHER REQUIREMENTS

         See Note 22 to our Consolidated Financial Statements.

RECENT ACCOUNTING DEVELOPMENTS

         For information relating to the effects of our adoption of recent accounting standards, see Note 1 to our Consolidated Financial Statements.

                                                                    EXHIBIT 99.3

FORWARD-LOOKING STATEMENTS

         This Annual Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to the following:

     . Expectations regarding the earnings stream from our fee for service businesses,
     .   Estimates regarding the market opportunity for our technology products,
     . Predictions as to the potential business opportunities in business process outsourcing,
     . Assumptions regarding the key elements of our strategy to grow third party outsourcing solutions through expanding core businesses,
     . Expectations regarding the trends in net interest expense and negative net interest margin,
     . Expectations regarding the outcome of pending litigation and dispute resolution,
     . Predictions regarding sales of our commercial and affordable housing assets and
     . Plans to debank and secure sources of financing alternative to bank deposits.

         Forward-looking statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following:

     .   General economic and market conditions,
     .   Prevailing interest or currency exchange rates,
     .   Availability of servicing rights for purchase,
     .   Governmental regulations and policies,
     .   International political and economic uncertainty,
     .   Availability of adequate and timely sources of liquidity,
     .   Uncertainty related to dispute resolution and litigation and
     .   Real estate market conditions and trends.

         Further information on the risks specific to our business are detailed within this report and our other reports and filings with the Securities and Exchange Commission, including our periodic reports on Form 10-K, Form 10-Q and Form 8-K. The forward-looking statements speak only as of the date they are made and should not be relied upon. OCN undertakes no obligation to update or revise the forward-looking statements.